Exhibit 2.1

Final

BOWMAN CONSULTING GROUP LTD.

MCMAHON ASSOCIATES, INC.

MCMAHON ASSOCIATES HOLDINGS, INC.

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated May 4, 2022 (the “Closing Date”) by and among Bowman Consulting Group Ltd., a Delaware corporation (“Bowman”), McMahon Associates, Inc., a Pennsylvania corporation (“Company”), McMahon Associates Holdings, Inc., a Delaware corporation (the “Seller”), and Joseph DeSantis, Casey Moore, Gary McNaughton, Christopher Williams, Maureen Chlebek, each a shareholder of the Seller (individually a “Party Shareholder” and collectively the “Party Shareholders”).

W I T N E S S E T H

WHEREAS, the Company is engaged in the business of providing engineering, planning consulting, design and land surveying services on infrastructure, transportation, traffic, signaling, ITS, Transit, GIS, and development projects and related services from its offices in Connecticut, Florida, Massachusetts, New Jersey, Pennsylvania, and Rhode Island (the “Business”);

WHEREAS, as of the Closing Date the Seller owns all of the issued and outstanding shares of common stock of the Company (the “Company Shares”);

WHEREAS, as of the date hereof, the Party Shareholders and the Persons identified herein as Non-Party Shareholders (collectively, the “Shareholders”) own all of issued and outstanding shares of common stock of the Seller (the “Seller Shares”);

WHEREAS, the Board of Directors of the Seller and the Board of Directors of Bowman have determined that the acquisition by Bowman of all of the issued and outstanding stock of the Company from Seller, is in the best interests of the respective parties upon the terms and subject to the conditions set forth herein (the “Transaction”);

WHEREAS, Bowman, Seller, the Party Shareholders, and the Company desire to make certain representations and warranties and other agreements in connection with the Transaction.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article 1

DEFINITIONS

1.1 Certain Matters of Construction

A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

1.2 Cross References

The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
Agreement	Preamble
Bowman	Preamble
Business	Preamble
Cash Consideration	Section 2.2.2
Closing	Section 2.1
Closing Date	Preamble
Closing Date Balance Sheet	Section 2.5
Company	Preamble
Company Financial Statements	Section 4.6.1
Company Insurance Contracts	Section 4.15
Company Plans	Section 4.9.1
Company Shares	Preamble
Deficit Equity	Section 2.3.1
Eligibility Date	Section 7.7.4
Employee List	Section 4.10
Excess Cash	Section 2.3.4
Excess Equity	Section 2.3.1
Excluded Assets	Section 2.1(c)
Excluded Obligations	Section 4.6.1
First Promissory Note	Section 2.2(a)
Indemnified Parties	Section 7.3
Indemnifying Parties	Section 7.3
Maximum Indemnified Amount	Section 7.3
Minimum Indemnified Amount	Section 7.3
Permits	Section 4.2
Promissory Note Consideration	Section 2.2
Transaction	Preamble
Seller	Preamble
Company Shares	Preamble
Party Shareholder(s)	Preamble
Retention Stock	Section 2.4
Second Promissory Note	Section 2.2(b)
Shareholder Pro Rata Share	Section 3.5
Stock Consideration	Section 2.2.2
Third Party Claim	Section 7.3.7
Transaction	Preamble

1.3 Certain Definitions

As used herein, the following terms shall have the following meanings:

Accounts Receivable: shall mean amounts owed to the Company by its clients and evidenced by invoices issued prior to the Closing Date, and which reflect only services rendered and contractual billing milestones met through the Closing Date. Accounts Receivable shall be net of a reasonable allowance for bad debt in accordance with past practices.

Accrued Payroll: shall mean wages due to Company employees, incurred in the Ordinary Course of Business plus the employer portion of payroll taxes due thereon, and subject to the following limitations: (A) Accrued Payroll shall not exceed two (2) weeks of wages and payroll taxes, (B) Accrued Payroll shall not include any obligation to pay accrued bonus or other incentive payments above base compensation rates; and (c) Accrued Payroll shall not include the employer portion of payroll taxes that was deferred under the CARES Act. A schedule of such Accrued Payroll as of April 8, 2022 is set forth on Schedule 2.6(a), to be updated in the Closing Date Balance Sheet.

Accrued Assumed PTO: shall mean accrued vacation, holiday and sick leave for Company employees retained by Bowman (other than for Key Employees, for whom there shall be no Accrued PTO) all incurred in the Ordinary Course of Business, and not to exceed eighty (80) hours per employee. A schedule of such Accrued Assumed PTO as of April 8, 2022 is set forth on Schedule 2.6(b) (the “Estimated Accrued Assumed PTO”), to be updated in the Closing Date Balance Sheet.

Accrued Set-Off PTO: shall mean accrued vacation, holiday and sick leave for Company employees retained by Bowman (other than for Key Employees, for whom there shall be no Accrued PTO) all incurred in the Ordinary Course of Business, and not to exceed eighty (80) hours per employee. A schedule of such Accrued Set-Off PTO as of April 8, 2022 is set forth on Schedule 2.6(c), to be updated in the Closing Date Balance Sheet.

Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

Arbitrating Accountant: shall mean BDO USA, LLP, or if BDO USA, LLP is unable or unwilling to serve as Arbitrating Accountant, then such other nationally or regionally recognized certified public accounting firm, as mutually agreed upon by Bowman and Shareholder Representative, that has not performed accounting, tax or auditing services for Bowman, Shareholders or Company during the past three (3) years.

Assumed Liabilities: shall mean the sum of Accrued Payroll, Accrued Assumed PTO, and Trade Accounts Payable.

Average Stock Price: shall mean Fifteen and 73/100 Dollars ($15.73).

Backlog: shall mean the value of work to be performed after the Closing Date on behalf of Company clients pursuant to client contracts.

Bowman Material Adverse Effect: any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations or prospects of the Bowman; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and there shall not be taken into account in determining whether there has been a Bowman Material Adverse Effect any adverse effect arising from or attributable or relating to: (a) conditions affecting (i) the industries in which the Bowman operates or participates, or (ii) the U.S. or global economy or financial markets; (b) the legal, accounting, investment banking or other fees or expenses incurred (i) in connection with the transactions contemplated by this Agreement, and (ii) in connection with the process of the purchase of the assets of the Bowman; (c) the execution, delivery or announcement of this Agreement or the announcement, pendency or anticipated consummation of the Transaction; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any event, occurrence, development or state of circumstances disclosed in or incorporated by reference in the exhibits or schedules attached to this Agreement; (f) the taking of any action or failure to act contemplated by this Agreement or with the written consent of Company; (g) changes in applicable laws or GAAP, (i) any conditions which abate or are cured by Bowman prior to Closing such that there no longer is a Bowman Material Adverse Effect; (h) epidemic outbreak (including COVID-19); or (j) a significant failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period.

Bowman Transaction Expenses: means all fees, costs, expenses and obligations (including any attorneys’, accountants’, consultants’, financial advisory, brokers’, investment bankers’, and finder’s fees) incurred by or otherwise approved by Bowman in connection with any of the following that remain unpaid as of the Closing Date: (i) the due diligence conducted by Bowman in connection with the transaction contemplated by this Agreement; (ii) the structuring, negotiation or consummation of the Transaction contemplated by this Agreement and the Transaction documents, including the preparation and review of this Agreement (including the disclosure schedules), and the Transaction documents; (iii) the preparation and submission of any filing or notice required to be made or given in connection with the transactions contemplated by this Agreement and obtaining any consent required to be obtained in connection with the Transaction; or (iv) transaction bonuses, discretionary bonuses, change-of-control payments, severance payments, phantom equity payouts, “stay put” or other compensatory amounts payable to any employee, independent contractor, director or other service provider of Bowman as a result of the Transaction (including the employer- paid portion of any employment or payroll Taxes that become payable in connection with payment thereof).

Business Day: any day other than (a) Saturday or Sunday or (b) any other day on which banks in the Commonwealth of Virginia are permitted or required to be closed.

Cash: means the sum of the fair market value of all cash and cash equivalents of the Company. For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks, and shall include deposits maintained with lessors, banks, other financial institutions or utilities as collateral for leases, letters of credit or debt or other obligations.

COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

Code: the U.S. Internal Revenue Code of 1986, as amended from time to time.

Commercial Software: those Company assets that consist of packaged commercial software programs generally available to the public through retail dealers or authorized resellers in computer software or directly from the manufacturer which have been licensed to the Company and which are used in the Business but are in no way a component of or incorporated in or specifically required to develop any of the Company’s products and related trademarks, and technology.

Company Transaction Expenses: means all fees, costs, expenses and obligations (including any attorneys’, accountants’, consultants’, financial advisory, brokers’, investment bankers’, and finder’s fees) incurred by or otherwise approved by the Party Shareholders or the Company in connection with any of the following that remain unpaid as of the Closing Date: (i) the due diligence conducted by the Company or the Party Shareholders in connection with the transaction contemplated by this Agreement; (ii) the structuring, negotiation or consummation of the Transaction contemplated by this Agreement and the Transaction documents, including the preparation and review of this Agreement (including the disclosure schedules), and the Transaction documents; (iii) the preparation and submission of any filing or notice required to be made or given in connection with the Transaction and obtaining any consent required to be obtained in connection with the Transaction; or (iv) transaction bonuses, discretionary bonuses, change-of-control payments, severance payments, phantom equity payouts, “stay put” or other compensatory amounts payable to any employee, independent contractor, director or other service provider of the Company as a result of the acquisition of the Stock (including the employer-paid portion of any employment or payroll Taxes that become payable in connection with payment thereof).

Computer Hardware: shall mean the computer, information technology, and data processing equipment owned by the Company.

Company Material Adverse Effect: any event, change, circumstance, effect or other matter that has either individually or in the aggregate, a materially adverse change in or effect on (a) the financial condition, Business, operations, Company assets, properties, results of operations or prospects of the Company or (b) the ability of Seller to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and there shall not be taken into account in determining whether there has been a Company Material Adverse Effect: any adverse effect arising from or attributable or relating to (a) conditions affecting (i) the industries in which the Company operates or participates, or (ii) the U.S. or global economy or financial markets; (b) the legal, accounting, investment banking or other fees or expenses incurred (i) in connection with the transactions contemplated by this Agreement, and (ii) in connection with the process of the purchase of the Stock of the Company; (c) the execution, delivery or announcement of this Agreement or the announcement, pendency or anticipated consummation of the Transaction; (d) national or international political or social conditions, including the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America, that do not disproportionately affect the Company as compared to other businesses engaged in the industry in which the Company operates; (e) any event, occurrence, development or state of circumstances disclosed in or incorporated by reference in the exhibits or schedules attached to this Agreement; (f) the taking of any action or failure to act contemplated by this Agreement or with the written consent of Bowman; (g) changes in applicable laws or GAAP; (h) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, fires or other natural disasters or weather conditions, disease outbreaks, epidemics, pandemics (including COVID-19) or other force majeure events or acts of God that do not disproportionately affect the Company as compared to other businesses engaged in the industry in which the Company operates; (i) any conditions which abate or are cured by Company prior to Closing such that there no longer is a Company Material Adverse Effect; or (j) a significant failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period.

Encumbrances: shall mean all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, transfer restrictions, liens, claims, mortgages, security interests, indentures, equities, covenants, rights of way, and other encumbrances of every kind and nature whatsoever, including any arrangements or obligations to create any such encumbrance, whether arising by agreement, operation of law or otherwise.

Environmental Claim: any actual notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Materials of Environmental Concern at any location, operated by or under the control of the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Law: any and all Federal, state or local statutes, regulations and ordinances, and common laws relating to the protection of public health, safety or the environment.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

F Reorganization: means the transaction in which the Party Shareholders and Non-Party Shareholders contributed all of their stock in the Company to the Seller, in exchange for stock in the Seller (issued to the Party Shareholders and Non-Party Shareholders in proportions identical to the manner in which the stock was held by them in the Company), and the election by the Seller to treat the Company as a Qualified Subchapter S Subsidiary for U.S. federal income tax purposes.

Fundamental Representations and Warranties: in the case of the Party Shareholders those representations and warranties contained in Sections 3.1, 3.2, 3.5, 4.1, 4.4, 5.1, and 5.4; and in the case of Bowman those representations and warranties contained in Sections 6.1, 6.2, 6.4 and 6.7 (except 6.7.2).

GAAP: generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

Governing Documents: with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity-holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity- holders of any Person; and (g) any amendment or supplement to any of the foregoing. Governmental Entity: any governmental or public body or authority of the Federal government of the United States, or of any state, municipality, or other political subdivision located therein.

Indebtedness: shall mean: (a) the aggregate principal amount of, and accrued interest and prepayment penalties, premiums or breakage fees with respect to, all debt for borrowed money of Company and all obligations of Company evidenced by notes, debentures, bonds or similar instruments; (b) all obligations of Company in respect of deferred purchase price for property or services, including capital leases, conditional sale agreements and other title retention agreements; (c) all obligations of Company under conditional sale or other title retention agreements; (d) all obligations of Company in respect of letters of credit, acceptances or similar obligations and any reimbursement agreements with respect thereto; (e) all obligations of Company under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts (including breakage costs with respect thereto); (f) all obligations of Company in respect of transaction bonuses, change-in-control payments, severance rights, deferred compensation payments, withdrawal liability under multiemployer plans and similar obligations triggered by the transactions contemplated herein; and (g) any guaranty by Company of the obligations of any Person with respect to any obligations of the type described in clauses (a) through (f).

Key Employees: shall mean the Party Shareholders and the following employees of the Company: John Mitchell, Trent Ebersole, Matthew Kozsuch, Dean Carr, Christopher Bauer, Mark Roth, Jason Adams, John Wichner, and Anton Kuhner.

Knowledge of the Company or Company’s Knowledge: shall mean the current actual knowledge of any of Joseph DeSantis, Casey Moore, Gary McNaughton, Christopher Williams, and Carolyn Silverthorn after having conducted a reasonable inquiry.

Knowledge of Bowman: shall mean the current actual knowledge of Gary Bowman, Michael Bruen, Bruce Labovitz, Robert Hickey, Patricia Hollar and Timothy Vaughn after having conducted a reasonable inquiry.

Losses: shall mean all actions, lawsuits, proceedings, hearings, investigations, charges, complaints, Third Party Claims, demands, injunctions, judgments, Orders, liabilities, decrees, rulings, dues, obligations, Taxes, liens, assessments, levies, losses, fines, penalties, damages, costs, fees and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses incurred by any Indemnified Party in investigating or defending any of the foregoing or in connection with the enforcement of the Indemnified Party’s rights under this Agreement or any agreement entered into in connection herewith.

Materials of Environmental Concern: shall mean petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

Maximum Indemnity Amount: shall mean the original principal amount of the First Promissory Note.

Maximum Fundamental Indemnity Amount: shall be the sum of the Cash Consideration and aggregate original principal amount of the First Promissory Note.

Minimum Indemnity Amount: shall mean One Hundred Fifty Thousand Dollars ($150,000); provided, however that in the case of breach of the representation contained in the last sentence of Section 4.9.3 or the failure of Seller to complete the post-closing obligation in Section 8.6(d) the Minimum Indemnity Amount shall be Zero Dollars ($0.00).

Non-Party Shareholder or Non-Party Shareholders: means John Mitchell, R. Trent Ebersole, Matthew Kozsuch, Dean Carr, Jason Adams, Christopher Bauer, John Wichner, Steven Findlen, John Yurick, Harry Smith, Mark Roth, Anton Kuhner, Nicole Kline, James Kouch, John Fuller, Sandy Koza, Brian Berdel, Brian DiBiase, Robert Smith, Christine Apicella, Stephen Giampaolo, Natalia Lercari, Joseph Rudy, Stephanie Butler, Jodie Evans, Phil Viveiros, Natasha Manbeck and John DePalma. .

Office Leases: means the real estate leases for the Company’s offices in Boston, Massachusetts, Taunton, Massachusetts, Westfield, Massachusetts, Lincoln, Rhode Island, Windsor, Connecticut, Fort Washington, Pennsylvania, Allentown, Pennsylvania, Exton, Pennsylvania, Philadelphia, Pennsylvania, Pittsburgh, Pennsylvania, Camp Hill, Pennsylvania, Burlington, New Jersey, West Palm Beach, Florida, Doral, Florida, and Fort Myers, Florida.

Order: any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

Ordinary Course of Business: an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; does not require authorization by the board of directors or Shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

Permitted Encumbrances: (a) liens on personal property leased under operating leases disclosed to Bowman and (b) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

Person: an individual, a corporation, an association, a limited liability company, a partnership, a limited liability partnership, an estate, a trust, a Governmental Entity, and any other entity or organization.

Pre-Closing Tax Period: means a Tax period that begins before and ends on or before the Closing Date.

Prepaid Expenses: shall be a prepaid expense as defined by GAAP.

Retention Stock Recipients: shall mean the following employees of the Company: Veronica Altuve, Christi Apicella, Brian Baier, Jeffrey Bandini, Amy Barish, Lindsay Blazynski, Emily Buck, Alex Bulhoes, Stephanie Butler, David Cassell, Gino Charles, Sandra Clarey, Bryan Clark, Dara Clough, John DePalma, Brian DiBiase, David DiGioia, Chad Dixson, Christopher Elsier, Jodie Evans, Michelle Eve, William Faries, Paul Ford, Erin Fredette, John Fuller, Paul Furgal, Braden Garrison, Jeffrey Gehman, Stephen Giampaolo, Gary Graham, James Hill, Sean Hughes, Mark Jarema, Brian Jones, Jonathan Jones, Matthew Kaczmarczyk, Jennifer Kamienski, Kyle Kessler, John Kim, Nicole Kline, James Kouch, Sandy Koza, Tyler Krause, Anton Kuhner, Helen Lam, Rebekah Landis, Natalia Lercari, Francisco Lovera, Stephanie MacDonald, Natasha Manbeck, Ann Mark, Dmitriy Mayboroda, Mark McClusky, Daniel McGinnis, Drew McKiernan, Joseph McMahon, Conor Murphy, Michael Pompili, Natalie Raffol, Michelle Rogers, Mark Roth, Joseph Rudy, Scott Russell, Angela Saunders, Christopher Seaman, Carolyn Silverthorn, Robert Smith, William Steffens, Kenneth Swift, John Theisen, Anthony Valencia, William Van Duzer, Philip Viveiros, Daniel Wanger, Jason Weston and Steve Windle.

Shareholder Representative: means, collectively Joseph DeSantis, Casey Moore and Gary McNaughton

Straddle Period: means a Tax period that begins on or before and ends after the Closing Date.

Subsidiary (or Subsidiaries): means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

Tax Adjustment: means an amount such that the Shareholders collectively receive net after-Tax proceeds (after accounting for any U.S. federal, state, local or foreign Taxes of the Shareholders or of the Seller) as a result of the transactions contemplated by this Agreement on the assumption that the Seller liquidates immediately after the transactions contemplated by this Agreement (which Tax liability shall be determined by including the Tax Adjustment in the total consideration payable hereunder and which Tax liability shall be deemed to include any Tax indemnity required to be paid by the Seller or Shareholders hereunder that would not have been required but for structuring the transactions in the manner contemplated herein, such as, for example, any indemnification of the Shareholders or of the Seller that may otherwise be required hereunder for entity level Taxes of the Seller on gain from the transactions contemplated by this Agreement that are collected from the Company), equal to the net after-Tax proceeds (after accounting for any U.S. federal, state, local or foreign Taxes of the Shareholders or of the Seller), that the Shareholders collectively would have received had the transactions contemplated in this Agreement not been implemented (and the F Reorganization had not occurred) and the Shareholders instead sold 100% of their Shares in the Company (as of immediately prior to the F Reorganization) to Bowman without an election under Sections 338 or 336 of the Code or similar election in exchange for an amount of cash equal to the purchase price payable by Bowman hereunder (which hypothetical Tax liability shall be determined by excluding the Tax Adjustment from the Purchase Price). The Tax Adjustment shall be calculated in a manner consistent with the illustrative example of the calculation of the Estimated Tax Adjustment, as set forth on Exhibit A attached hereto.

Taxes: means all taxes, levies and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including unemployment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any Governmental Entity (including federal, state, municipal and foreign Governmental Entities), and whether disputed or not.

Tax Returns: means all returns, declarations, reports, statements and other documents filed or required to be filed in respect of Taxes, and the term Tax Return means any one of the foregoing Tax Returns.

Trade Accounts Payable: shall mean amounts owed by the Company to third-party vendors incurred in the Ordinary Course of Business, but obligations to subcontractors and subconsultants shall be included in Trade Accounts Payable only if (i) the associated invoice from the Company to the Company client has been issued prior to the Closing Date and is reflected in Accounts Receivable, and (ii) the subcontractor or subconsultant is on a “pay if paid” basis. Trade Accounts Payable shall also include amounts received from clients as pre-payments or retainers, but shall not include Company Transaction Expenses.

TRAISR Software: means proprietary software developed by the Company and or its wholly owned subsidiary, TRAISR, LLC.

Transfer Taxes: means sales, use, value added (including goods and services and harmonized sales), goods and services, documentary, transfer, stamp, stock transfer, real property transfer, state controlling-interest transfer or similar Taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Entity as a result of, or payable or collectible or incurred in connection with, this Agreement. For the avoidance of doubt, Transfer Taxes shall not include (a) any income, gains, franchise, or similar Taxes or (b) any withholding Taxes that apply to amounts payable in connection with this Agreement.

Work in Process: shall mean the value of services performed and earned by the Company for its clients through the Closing Date but in the Ordinary Course of Business is not yet invoiced to its clients nor reflected in Accounts Receivable.

Work in Process Receivable: shall mean amounts owed to the Company with respect to Work in Process and evidenced by invoices issued by the Company to clients of the Business after the Closing Date, less a commercially reasonable allowance of uncollectible Work in Process.

Working Capital: shall mean the dollar amount of Accounts Receivable, Work in Process, and Prepaid Expenses less the dollar amount of Assumed Liabilities.

Article 2

THE PURCHASE OF STOCK

2.1 The Stock Purchase

(a) Subject to and upon the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants, and agreements herein contained, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller will sell to Bowman and Bowman will purchase from Seller all of the Company Shares. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), and be effective as of 12:01 AM Eastern Time on the Closing Date (provided, however, that the Company may distribute all Cash in its bank accounts on the Closing Date).

(b) The parties agree that the following assets of the Company have been or will be distributed by the Company and/or the Seller prior to Closing:

(i) The Cash.

(ii) The Company’s limited partnership interest in 425 Associates L.P.

(iii) Company’s membership interest in TRAISR LLC and any interest in TRAISR Software.

(iv) Personal assets of Party Shareholders as agreed upon by the Party Shareholders and Bowman and set forth on Schedule 2.1(c).

(v) The key-man life insurance policies listed on Schedule 2.1(b)(v).

(vi) Any notes receivable in favor of the Company from Company employees and any Accounts Receivable in favor of the Company from TRAISR LLC.

2.2 Consideration for Stock

2.2.1 Consideration for Stock. As consideration for the purchase of the Company Shares, upon the Closing Date Bowman shall: (i) issue to Seller 476,796 shares of Bowman common stock (the “Stock Consideration”), (ii) pay to Seller $7,500,000 consisting of $7,000,000 in immediately available funds (the “Cash Consideration”), and $500,000 of which shall be partial consideration for the Retention Stock issued in accordance with Section 2.4, (iii) a non-negotiable promissory note issued by Bowman (the “First Promissory Note”) in the total aggregate principal amount of Three Million Dollars ($3,000,000) in accordance with Section 2.2.2 (the “First Promissory Note Consideration”), subject to adjustment, and (iv) a non- negotiable promissory note issued by Bowman (the “Second Promissory Note”) in the total aggregate principal amount of Three Hundred Ninety-Seven Thousand Three Hundred Seventeen Dollars ($397,317), subject to adjustment as set forth in Section 2.6 below. The Seller shall execute the Lock-Up Agreement in the form attached hereto as Exhibit B, in respect of the Stock Consideration received, it being understood and agreed that issuance of shares of capital stock of Bowman under this Article 2 shall be conditioned upon execution of the Lock-Up Agreement by the Seller.

2.2.2 Promissory Note Consideration.

(a) The form of the First Promissory Note is set forth on Exhibit C-1. The First Promissory Note shall bear simple interest fixed at the Prime Rate as published in the Money Rates section of the Wall Street Journal on the Business Day preceding the Effective Date and be payable in twelve (12) amortized quarterly installments of principal and interest, the first of which shall be due three months after the Effective Date. The First Promissory Note shall be unsecured, and at Closing, the Seller shall execute the Subordination Agreement in the form attached hereto as Exhibit D. The First Promissory Note shall be subject to potential adjustment as provided in Section 2.3 below.

(b) The form of the Second Promissory Note is set forth on Exhibit C-2. The Second Promissory Note shall bear simple interest fixed at the Prime Rate as published in the Money Rates section of the Wall Street Journal on the Business Day preceding the Effective Date and be payable in one (1) installment of principal and interest due on March 15, 2023. The Second Promissory Note shall be unsecured. The Promissory Note shall be subject to potential adjustment as provided in Section 2.6 below.

(c) It is acknowledged and agreed that the Seller may liquidate and dissolve after the Closing and prior to the time that the First Promissory Note and Second Promissory Note (collectively, the “Promissory Notes”) have been paid in full. In the event that the Promissory Notes have been distributed to the Shareholders, the Shareholder Representative shall hold the Promissory Notes as the agent of the Shareholders, and the parties hereto agree that for U.S. federal, state and local income tax purposes, the Promissory Notes shall be beneficially owned by each Shareholder in proportion to the amounts communicated by the Shareholder Representative to Bowman, and the Shareholders and Bowman shall file all U.S. federal income tax returns and information statements in a manner consistent therewith (including, but not limited to, each Shareholder reporting their share of the interest income on the Promissory Notes, and Bowman issuing a Form 1099-INT directly to each Shareholder for their respective share of interest on the Promissory Note and not issuing a Form 1099- INT to the Agent as the agent of the Shareholders. In this regard, the parties acknowledge and agree that, the Shareholder Representative will hold the Promissory Notes for administrative convenience only. The Shareholders shall arrange for appropriate Form W-9s or W-8s to be transmitted to the Shareholder Representative, which will then be transmitted by the Shareholder Representative to Bowman. The Promissory Notes shall expressly remain subject to the Subordination Agreement following any assignment.

(d) If, after the Promissory Notes have been distributed to the Shareholders, a Shareholder (or their assignees) desires to assign to one or more assignees all or a portion of its rights and obligations in the Promissory Notes (including, for this purpose, by the sale of a participation in the Promissory Notes), as a condition to such transfer, the parties to each assignment shall execute and deliver to Bowman and the Agent an assignment and assumption agreement entered into by the Shareholder and their assignee. If Seller distributes out the Promissory Notes to the Shareholders, the Seller shall deliver evidence of such distribution to Bowman and the proportionate amount of the Promissory Notes distributed to each Shareholder. Bowman shall maintain at one of its offices in the United States a copy of each such assignment and assumption agreement or evidence of distribution that reflects an assignment of an interest in the Promissory Notes by the Seller or a Shareholder and a register for the recordation of the names and addresses of Seller (prior to the distribution of the Promissory Notes the Shareholders) and each Shareholder (and their assignees), and principal amounts (and stated interest) of the Promissory Notes owing to the Seller (prior to distribution of the Promissory Notes) or each Shareholder (and their assignees) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Bowman, the Seller, the Agent and each Shareholder (and their assignees) shall treat each person whose name is recorded in the Register pursuant to the terms hereof as the lender of their proportionate share of the Promissory Notes hereunder for all purposes of this Agreement. The Register shall be available for inspection by Seller, Agent and any Shareholder (and their assignees), at any reasonable time and from time to time upon reasonable prior notice. The Register shall be maintained in a manner such that the Promissory Notes will be considered to be in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

2.3 First Promissory Note Adjustments

The First Promissory Note shall be subject to the following adjustments:

2.3.1 Working Capital Adjustment. If the Closing Date Balance Sheet (as determined below) shows Working Capital of more than Four Million Three Hundred Thousand Dollars ($4,300,000), then such excess (the “Excess Equity”) shall be added dollar for dollar to the principal balance of First Promissory Note (such additional principal to be allocated proportionately among all holders of the First Promissory Note (or their assignees) in accordance with their relative share of the principal amount of such First Promissory Note) and re-amortized accordingly effective with the first anniversary of the Closing Date. If the Closing Date Balance Sheet shows Working Capital of less than Four Million One Hundred Thousand Dollars ($4,100,000), then such deficit (the “Deficit Equity”) shall be subtracted dollar for dollar from the principal balance of First Promissory Note (such subtracted principal to be allocated proportionately among all holders of the First Promissory Note (or their assignees) in accordance with their relative share of the principal amount of such First Promissory Note) and re-amortized accordingly effective with the first anniversary of the Closing Date. For purposes of computing Working Capital, Accounts Receivable shall be computed from the Closing Date Balance Sheet and before any adjustment described in Section 2.3.2 below. If the Closing Date Balance Sheet contains Cash, Bowman shall promptly pay the amount of the Cash to Seller (or Shareholder Representative, as the case may be).

2.3.2 Accounts Receivable Adjustment. During the one (1) year period beginning on the Closing Date Bowman will use commercially reasonable efforts to collect Accounts Receivable and shall provide a quarterly report to Shareholder Representative of the results of its collection activities. In addition, during that one (1) year period Bowman shall cause Company to issue invoices for Work in Process in accordance with the applicable contract terms and in the Ordinary Course of Business, and shall use commercially reasonable efforts to collect the Work in Process Receivables. If the dollar amount of Accounts Receivable and Work in Process on the Closing Date Balance Sheet minus the Accounts Receivable and Work in Process Receivables actually collected by Company during the one (1) year period beginning on the Closing Date exceeds a basket amount of One Hundred Thousand Dollars ($100,000.00) (the “Receivables Basket”) then the principal amount of the First Promissory Note shall be reduced dollar for dollar by the amount of the excess over the Receivables Basket (such subtracted principal to be allocated proportionately among all holders of the First Promissory Note (or their assignees) in accordance with their relative share of the principal amount of such First Promissory Note) and payments under the First Promissory Note shall be re-amortized accordingly effective with the first anniversary of the Closing Date. Following any adjustment pursuant to this Section 2.3.2 Bowman shall cause Company to assign to Shareholder Representative for the benefit of Seller all uncollected Accounts Receivable and Work in Process Receivables for collection action by Shareholder Representative for the benefit of Seller (the ownership of such uncollected Accounts Receivable and Work in Process Receivables to be allocated proportionately among all Party Shareholders and Non-Party Shareholders in accordance with their percentage ownership in the Seller). For U.S. federal, state and local income tax purposes, the parties agree that the value of any such uncollected Accounts Receivable and Work in Process Receivables that shall be transferred to Shareholder Representative pursuant to this Section 2.3.2 shall have a fair market value of $0.00, to the maximum extent allowable under applicable law, and the parties shall file their tax returns consistent with such agreement.. After such assignment neither Bowman nor Company shall have any obligation to attempt to collect any such assigned Accounts Receivable or Work in Process Receivables, but should any such amount be paid to either Bowman or Company then Bowman shall pay to Shareholder Representative for the benefit of Seller any such amount that is thereafter collected by it or Company (with such payment not being considered a purchase price adjustment, but rather such payment shall be treated as the remittance to the Shareholder Representative of funds that are beneficially owned by Seller as a result of the previous assignment of the uncollected Accounts Receivable and Work in Process Receivables to the Shareholder Representative for the benefit of Seller). By agreeing to perform services and make efforts to collect Accounts Receivable or Work in Process Receivables neither Bowman nor Company shall be deemed in any manner to guarantee the collection of Accounts Receivable or Work in Process Receivables and shall not be liable for any outside costs of collection such as collection agencies or legal fees. The adjustment set forth in this Section 2.3.2 shall be the sole adjustment with respect to Accounts Receivable and/or Work in Process Receivables.

2.3.3 Accrued Assumed PTO Adjustment. If the amount of the Accrued Assumed PTO as finally determined in accordance with Section 2.5 below (the “Final Accrued Assumed PTO”) exceeds the Estimated Accrued Assumed PTO, then the principal amount of the First Promissory Note shall be reduced by such amount. If the Estimated Accrued Assumed PTO exceeds the Final Accrued Assumed PTO, then the principal amount of the First Promissory Note shall be increased by such amount.

2.4 Retention Stock.

Attached hereto as Schedule 2.4 is a schedule of the dollar amount of Bowman common stock to be issued to the Retention Stock Recipients at Closing (the “Retention Stock”), the number of shares to be determined by dividing the dollar amount for each recipient by the Average Stock Price, and rounding up to the nearest whole share, and the aggregate dollar amount for all Retention Stock Recipients not to exceed One Million Fifty Thousand Dollars ($1,050,000.00). Bowman shall bear $550,000 of the dollar amount of common stock issued to the Retention Stock Recipients. Except for the Retention Stock issued to Joseph McMahon and William Steffens, the Retention Stock issued to the Retention Stock Recipients shall be issued pursuant to Bowman’s 2021 Omnibus Equity Incentive Plan, and each Retention Stock Recipient shall be required to execute Bowman’s Restricted Stock Award Agreement in the form attached hereto as Exhibit E. The allocation of Retention Stock shall be made as directed by the Shareholder Representative on or prior to the Closing Date.

2.5 Closing Date Balance Sheet.

Prior to the first anniversary of the Closing Date, Bowman shall prepare and deliver to the Seller a balance sheet for Company as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall set forth the dollar amount of Accounts Receivable, Work in Process, Prepaid Expenses, Trade Accounts Payable, Accrued Payroll, Accrued Assumed PTO and Cash.

The Seller shall have from the time the Closing Date Balance Sheet is delivered to him until twenty (20) Business Days after the date of such delivery (the “Dispute Period”) to dispute any elements of or amounts reflected on the Closing Date Balance Sheet (the “Dispute”). If Seller does not deliver to Bowman within the Dispute Period a written notice of the Dispute that sets forth in reasonable detail the elements and amounts with which Seller disagrees (a “Dispute Notice”), the Closing Date Balance Sheet shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered to Seller and shall be final and binding upon all parties. If Seller timely deliver a Dispute Notice to Bowman within the Dispute Period, Bowman and Seller shall attempt in good faith to resolve the Dispute and agree in writing upon the final content of the disputed Closing Date Balance Sheet within twenty (20) Business Days after delivery of such Dispute Notice. If Bowman agrees with the objection of Seller and Seller’s calculation of the Closing Date Balance Sheet, then Seller’s calculation of the Closing Date Balance Sheet shall be final and binding upon all parties. If Bowman and Seller are unable to resolve each element of the Dispute within the twenty (20) Business Day period after Bowman’s receipt of a Dispute Notice, then Bowman shall within twenty (20) Business days after receipt of the Dispute Notice, notify Seller of its disagreement, which notice shall set forth in reasonable detail the elements and amounts with which Bowman disagrees (a “Dispute Response”). If Bowman does not deliver to Seller within such twenty (20) Business Day period a Dispute Response, then Seller’s calculation of the Closing Date Balance Sheet shall be deemed to have been accepted and agreed to by the Bowman in the form in which it was delivered to Bowman and shall be final and binding upon the parties

If Bowman timely delivers a Dispute Response, the parties shall promptly appoint the Arbitrating Accountant, who shall resolve each element of the Dispute that has not been resolved by agreement of Bowman and the Seller, revise the Closing Date Balance Sheet to reflect such resolutions and calculate the adjustments to purchase price based on the elements and amounts reflected on the revised Closing Date Balance Sheet

The Arbitrating Accountant shall as promptly as possible, and in any event within thirty (30) days after the date of its appointment, render its decision on each element in the Dispute in writing to Bowman and Seller, together with a revised Closing Date Balance Sheet reflecting its decision and a revised calculation of the Cash Purchase Price based on the elements and amounts reflected on the revised Closing Date Balance Sheet. In resolving the Dispute, the Arbitrating Accountant shall be bound by the provisions of this Agreement and may not revise any element of the Closing Date Balance Sheet that is not contested in the Dispute Notice or the Dispute Response or assign a value to any disputed element of the Closing Date Balance Sheet greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of the Arbitrating Accountant’s decision, the revised Closing Date Balance Sheet and the revised calculation of the Cash Purchase Price shall be final and binding upon the parties, and judgment may be entered on the award. The fees and disbursements of the Arbitrating Accountant and the reasonable attorneys’ fees and expenses of the parties relating to the disputes submitted to the Arbitrating Accountant (collectively, the “Purchase Price Dispute Expenses”) shall be borne: (A) jointly and severally by the Shareholders the numerator of which is equal to the aggregate dollar amount of the disputed items that are unsuccessfully disputed by Seller (as finally determined by the Arbitrating Accountant ) and the denominator of which is equal to the aggregate dollar amount of all disputed items and (B) by Bowman, in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by Seller (as finally determined by the Arbitrating Accountant ) bears to the aggregate dollar amount of all disputed items. For example, if the parties dispute Ten Thousand Dollars ($10,000) of a proposed decrease to the Promissory Note, the Arbitrating Accountant determines that such adjustment should be Six Thousand Dollars ($6,000) and the Purchase Price Dispute Expenses are One Thousand Dollars ($1,000), then (A) Bowman shall pay Four Hundred Dollars ($400) (i.e., 40%) of the Purchase Price Dispute Expenses and (B) the Promissory Note shall be reduced by an additional Six Hundred Dollars ($600) (i.e., 60%) of the Purchase Price Dispute Expenses.

2.6 Second Promissory Note Adjustment.

(a) Bowman shall pay to Seller the Tax Adjustment pursuant to this Section 2.6. An estimate of the Tax Adjustment (as calculated in accordance with Exhibit A) shall be paid at Closing in accordance with Section 2.2.2 via the issuance of the Second Promissory Note (the “Estimated Tax Adjustment”). Thereafter, within 90 days after the later of (i) the date that the Seller and Bowman agree on a Final Allocation Schedule under Section 8.6(k) and (ii) the end of the 2022 Tax Year, the Seller shall deliver to Bowman a revised calculation of the Tax Adjustment, taking into account the Final Allocation Schedule and any other items (such as a change in the anticipated Final Allocation Schedule) that may have varied from the time that the Estimated Tax Adjustment was calculated through the date that the new Tax Adjustment is being delivered (the “Final Tax Adjustment”). The Seller will provide Bowman with a schedule computing the amount of the Final Tax Adjustment and such other documents as may be reasonably necessary to evidence the amount of such Final Tax Adjustment. If Bowman notifies the Seller in writing that Bowman objects to one or more items reflected in the Final Tax Adjustment, the Seller and Bowman shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and Bowman are unable to resolve any dispute with respect to the Final Tax Adjustment within 10 days of good faith negotiation, such dispute shall be resolved by the Arbitrating Accountant in accordance with the dispute resolution procedures described in Section 2.5. If the amount of the Final Tax Adjustment is greater than the amount of the Estimated Tax Adjustment, then such excess shall be added dollar for dollar to the principal balance of Second Promissory Note (such additional principal to be allocated proportionately among all holders of the Second Promissory Note (or their assignees) in accordance with their relative share of the principal amount of such Second Promissory Note). If the amount of the Final Tax Adjustment is less than the amount of the Estimated Tax Adjustment, then such deficiency shall be subtracted dollar for dollar from the principal balance of Second Promissory Note (such subtracted principal to be allocated proportionately among all holders of the Second Promissory Note (or their assignees) in accordance with their relative share of the principal amount of such Second Promissory Note). For Tax purposes, the Parties agree to treat the Tax Adjustment as an adjustment to the purchase price. The Parties shall cooperate as reasonably necessary to compute the amount of the Tax Adjustment owed to the Seller. Any disputes among the Parties with respect to the calculation of the Tax Adjustment shall be resolved by the Arbitrating Accountant in accordance with the dispute resolution procedures described in Section 2.5.

(b) In the event that any Tax audit or other Tax proceeding initiated no later than eighteen months after the Closing results in additional Taxes owed by the Seller or the Shareholders and such additional Taxes are the result of structuring the transaction in a manner other than as a sale of the shares of the Company (prior to the F Reorganization) by the Shareholders without a Section 338(h)(10) election or Section 336(e) election, the Seller shall deliver a revised calculation of the Tax Adjustment for Bowman and Bowman shall pay any additional amount of the Tax Adjustment to the Seller no later than twenty (20) days after the date that Bowman and the Seller agree as to the revised calculation of the Tax Adjustment. The calculation of any additional Tax Adjustment pursuant to this Section 2.6(b) shall be determined in the same manner as Section 2.6(a).

Article 3

REPRESENTATIONS AND WARRANTIES OF THE PARTY SHAREHOLDERS

The Party Shareholders hereby severally make the following representations and warranties to Bowman:

3.1 Capacity; Power and Authority.

Each Party Shareholder has the full power and authority, to execute and perform this Agreement and all the other Transaction documents to be executed or delivered by such Party Shareholder in connection with the Transaction contemplated by this Agreement. No other proceedings are necessary on the part of each Party Shareholder to authorize the execution, delivery and performance of this Agreement and the other Transaction documents by such Party Shareholder and the consummation by such Party Shareholder of the transactions contemplated herein and therein.

3.2 Enforceability.

This Agreement has been duly authorized, executed and delivered by each of the Party Shareholders and constitutes a legal, valid and binding agreement of each Party Shareholder, enforceable against each Party Shareholder in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction documents to be executed and delivered by each Party Shareholder will be duly executed and delivered by such Party Shareholder and will constitute valid and binding obligations of such Party Shareholder, enforceable in accordance with their terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

3.3 Consents; Non-contravention.

No Party Shareholder is required to give any notice to, make any filing with or obtain any authorization, consent, order or approval of any Person in connection with such Party Shareholder’s execution and delivery of this Agreement and the other Transaction documents or the consummation of the Transaction contemplated herein and therein. Neither the execution, delivery and performance of this Agreement and the other Transaction documents, nor the consummation of the transactions contemplated herein and therein: (a) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied material contract to which such Party Shareholder is a party, subject or otherwise bound; (b) will, to the best knowledge of such Party Shareholder, violate any law or order to which such Party Shareholder or any of such Party Shareholder’s assets or businesses is subject or otherwise bound; or (c) will, to the best knowledge of such Party Shareholder, result in the creation or imposition of any Encumbrance upon any of the assets or businesses of such Party Shareholder.

3.4 Seller Shares.

Schedule 3.4 sets forth the name of each Party Shareholder and Non-Party Shareholder and the respective number of Seller Shares owned by such Party Shareholder or Non-Party Shareholder, and their pro rata ownership in the Seller vis a vis each Party Shareholder and Non-Party Shareholder (the “Shareholder Pro Rata Share”), all as of the Closing Date. The Non-Party Shareholders and the Party Shareholders together hold of record and own beneficially all of the issued and outstanding equity interests of the Seller.

3.5 Litigation.

There is no litigation, arbitration, action, suit, judgment, order, injunction, proceeding or investigation pending or threatened against one or more Party Shareholders with respect to the Transaction contemplated by this Agreement or which would reasonably be excepted to have a material impact on the ability of each Party Shareholder to consummate the Transaction contemplated by this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARTY SHAREHOLDERS WITH RESPECT TO THE COMPANY

The Seller and the Party Shareholders hereby jointly and severally make the following representations and warranties to Bowman with respect to the Company:

4.1 Organization, Authority for Agreement; Enforceability.

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with the requisite power to own, operate and lease its properties and to carry on the Business as now being conducted. On the Closing Date the Company shall have no Subsidiaries. The Company has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets require such qualification. The Company is duly licensed in each jurisdiction in which it conducts business and in which it is required to be licensed. During the past two calendar years and during the current year, the Company has not received any written correspondence from any Governmental Entity having jurisdiction over the Company which, after any applicable cure period or reasonable period of time to address, could reasonably be expected to lead to a Company Material Adverse Effect. The Company has the requisite power and authority to enter into this Agreement and to consummate the Transaction contemplated hereby to the extent of its obligations hereunder. This Agreement has been approved by the Company’s board of directors and Shareholders as required by the Company’s Governing Documents and applicable law, and the Persons executing this document on behalf of the Company have been validly authorized to do so. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction documents to be executed and delivered by the Company will be duly executed and delivered by the Company and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

The authorized capitalization of the Company consists of 1,000,000 authorized shares of Common Stock without par value of which 100,000 shares are issued and outstanding as of the date hereof, all of which are owned by the Seller. Seller owns the Company Shares free and clear of all Encumbrances, except for restrictions on transfer under state and federal securities laws. Immediately following the Closing, Bowman shall have beneficial and record ownership of, and valid legal title to, all of the Company Shares, free and clear of all Encumbrances, other than any restrictions on transfer arising under state or federal securities laws. Other than this Agreement the Seller is not a party any agreements or understandings with respect to the sale or issuance of any equity securities of the Company.

All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, were not issued in violation of any person’s preemptive rights, and are fully paid and non-assessable. The Seller owns of record and beneficially all the outstanding shares of Company common stock. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. There are no voting trusts or other agreements or understandings to which the Company, the Seller, or any Party Shareholder is a party with respect to the voting of the shares of Company common stock.

4.2 Compliance with Governing Documents and Applicable Law

The Company has all requisite licenses, permits and certificates from all Governmental Entities (collectively, “Permits”) necessary to conduct the Business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated. All of the Company’s Permits are, to the Knowledge of the Company, in full force and effect. This Agreement will not violate any provision of the Company’s Governing Documents. All personnel of the Company who are required to be licensed are duly licensed by the appropriate Governmental Entity.

4.3 Litigation and Investigations.

4.3.1 Except as set forth on Schedule 4.3 there is (a) no investigation by any Governmental Entity with respect to the Company pending or threatened in writing, nor has any Governmental Entity indicated to the Company in writing an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or threatened in writing against or involving the Company, or any of its assets or properties, at law or in equity, that, if adversely determined, would have a Company Material Adverse Effect or would prevent or materially delay the consummation of the transactions contemplated hereby; and (c) there are no judgments, decrees, injunctions or Orders of any Governmental Entity or arbitrator outstanding against the Company.

4.3.2 There is no bankruptcy proceeding currently filed with the Company as debtor or debtor in possession. With respect to any matter described on Schedule 4.3, the Company has given proper and timely notice to its applicable insurance carrier(s) and such carrier(s) have not denied coverage or issued a reservation of rights letter except as set forth on Schedule 4.3.

4.3.3 Notwithstanding that a matter is listed on Schedule 4.3, should any such matter result in Losses to either Bowman or the Company after Closing the Bowman Indemnified Parties shall be entitled to indemnification for such Losses in accordance with Section 7.3 hereof.

4.4 Non-Contravention

Except as set forth on Schedule 4.4, the Company is not required to give any notice to, make any filing with or obtain any authorization, consent, order or approval of any Person in connection with the execution and delivery of this Agreement and the other Transaction documents or the consummation of the Transaction contemplated herein and therein. Except as set forth on Schedule 4.4, neither the execution, delivery and performance of this Agreement and the other Transaction documents, nor the consummation of the transactions contemplated herein and therein: (a) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied material contract to which the Company is a party, subject or otherwise bound; (b) will, to the best knowledge of Seller or the Company, violate any law or order to which the Company or any of the Company’s assets or businesses is subject or otherwise bound; or (c) will, to the best knowledge of Seller, result in the creation or imposition of any Encumbrance upon any of the assets or businesses of the Company.

4.5 No Broker’s or Finder’s Fees

The Company has not become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement which is, or could become, an obligation of Bowman.

4.6 Condition

To the Knowledge of the Company all material facilities, equipment and personal property owned by the Company and regularly used in the Business are in good operating condition and repair, ordinary wear and tear excepted.

4.7 Financial Statements and Backlog.

4.7.1 The Company has previously furnished Bowman with an accurate and complete copies of: the audited balance sheet and income statement of the Company as of December 31, 2021 and the unaudited balance sheet and income statement of the Company as of (i) December 31, 2017, (ii) December 31, 2018, (iii) December 31, 2019, (iv) December 31, 2020 and (v) December 31, 2021 (collectively the “Company Financial Statements”). The Company Financial Statements (including any related notes) fairly presents in all material respects the financial position and operations of the Company as of the dates thereof, and (ii) the each of the Company Financial Statements (including any related notes) are prepared in accordance with GAAP. The Company has no Indebtedness other than that which is fully reflected or provided for as a liability on, or disclosed in the notes to, the balance sheets included in the Company Financial Statements or incurred in the ordinary course of business since the date of the last Company Financial Statement. After the Closing Date neither the Company, the Seller, nor Bowman shall be liable for any of the following obligations (the “Excluded Obligations”):

(a) Obligations of Company or Seller for Taxes of any type, subject to the terms of Section 8.6 herein, or with respect to any ERISA or benefit plans for any period up to the Closing Date, and specifically including any Taxes resulting from the Transaction.

(b) Obligations of Company or Seller for any Company Transaction Expenses.

(c) Obligations of Company relating to current or former employees of the Company for any reason prior to the Closing Date, except for Accrued Payroll, Accrued Assumed PTO and Accrued Set-Off PTO, which, for the avoidance of doubt, shall become an obligation of Bowman.

(d) Obligations of Company or Seller for any claims, investigations, lawsuits or violations of law for any period ending on or before the Closing Date.

(e) Obligations to clients for any actions or failures to act, errors, omissions, negligence or willful misconduct by Company, the Seller, or any Company employee or agent for any period ending on or before the Closing Date.

(f) Obligations of 425 Associates LP or TRAISR LLC.

(g) Obligations secured by one or more Excluded Assets.

4.7.2 Attached hereto as Schedule 4.7.2 is a listing of Company Backlog by client, project, and projected dollar value of services to be performed. To the Knowledge of the Company such Backlog is expected to be performed and invoiced in the Ordinary Course of Business, except as otherwise set forth on Schedule 4.7.2, or except as may be modified by the respective client in accordance with the applicable Client Contract after the Closing Date.

4.8 Pledge of Company Assets.

On the Closing Date the Company Assets shall not be subject to any Encumbrances other than the Permitted Encumbrances.

4.9 Tax Matters.

4.9.1 The Company has timely filed all federal, state, local and foreign income, information and other Tax Returns that were required to be filed by it on or prior to the Closing Date. No material issues have been raised by or, to the Company’s Knowledge, are currently pending with any Governmental Authority with respect to any such Tax. No extension of time to file any such Tax Return has been requested from or granted by any Governmental Entity.

4.9.2 The Company has timely paid all Taxes imposed upon Company or for which Company is liable, whether to Governmental Entities or other Persons (such as, for example, under tax allocation agreements, but excluding Taxes payable under commercial contracts, the primary purpose of which does not involve Taxes), with respect to all taxable periods or portions of periods ending on or before the Closing Date, other than Taxes that are not yet due and payable and Taxes that are being contested in good faith by Company. The unpaid Taxes of Company that are not yet due and payable do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Closing Date Balance Sheet, as adjusted for the passage of time through the Closing Date, in accordance with the past practices of Company.

4.9.3 The Company has not been the subject of any tax audit or tax investigation by any Governmental Entity with respect to any taxable periods or portions of periods ending on or before the Closing Date. No claim has ever been made by any Governmental Entity in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction, and the Company is not subject to taxation in any jurisdiction other than the jurisdiction in which the Company has been operating.

4.9.4 All Taxes required to be withheld by or on behalf of Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person have been properly withheld, and all such Taxes either have been duly and timely paid to the proper Governmental Entities or, in circumstances where such Taxes have not yet become due and payable, have been set aside in segregated accounts to be paid to the proper Governmental Entity, and Company has maintained complete, correct and up-to-date records that comply with all applicable Tax Laws with respect to such withholdings.

4.9.5 The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits (except for commercial contracts, the primary purpose of which does not involve Taxes). The Company is not or could not be liable to pay, reimburse or indemnify any Person (including a tax authority) in respect of the Tax liability of another Person, whether or not as a consequence of such third person failing to discharge such liability.

4.9.6 The Company validly elected to be an “S corporation” within the meaning of Code Section 1361(a)(1) for U.S. federal income tax purposes as of April 29, 2022, and has maintained its status as an S corporation at all times prior to the F Reorganization. The Company has validly elected to be an S corporation in all state and local jurisdictions that allow such election where such entities are required to file tax returns, and has maintained its status as an S corporation in such jurisdictions at all times until the F Reorganization. All distributions made to Shareholders of the Company have been made in compliance with “S” Corporation status or will be rectified pursuant to Section 8.6. No tax authority has asserted or threatened in writing to assert that, up until the F Reorganization, the Company may not qualify as an S corporation for U.S. federal income tax purposes or for the purposes of any such state or local jurisdiction that allow such election in which such company is required to file a tax return. As part of the F Reorganization Seller has made a valid election for Company to be a Qualified Subchapter S Subsidiary for federal income tax purposes.

4.10 Employee Benefit Plans.

4.10.1 List of Plans. A correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any persons employed by the Company or in which any person employed by the Company is eligible to participate and which is currently maintained (collectively, the “Company Plans”) is attached hereto as Schedule 4.10.1.

4.10.2 ERISA. The Company Plans are in compliance with ERISA. Neither the Company nor any ERISA Affiliate of the Company, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA which could subject the Company or its Affiliates, directors or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code.

4.10.3 Plan Determinations. The form of each Company Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; and, to the Knowledge of the Company, nothing has occurred since the date of any such determination which might cause the loss of such qualification or exemption. With respect to each Company Plan which is a qualified profit sharing plan, all employer contributions accrued prior to the Closing under the Company Plan terms and applicable law have been made. With respect to any non-qualified deferred compensation plan (including without limitation those plans referred to in Section 8.5 below) each non-qualified deferred compensation plan has been formed, operated and administered in accordance with Code Section 409A.

4.10.4 Funding. Except as set forth on Schedule 4.10.4:

(a) all contributions, premiums or other payments due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof and will be made as of the Closing Date;

(b) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or threatened in writing with respect to any Company Plan;

(c) to the Knowledge of the Company each Company Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law; and

(d) with respect to any Company Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability (except liability for benefits claims and funding obligations payable in the Ordinary Course of Business) that is reasonably likely to have a Company Material Adverse Effect under ERISA, the Code or any other applicable law.

(e) Notwithstanding that a matter is listed on any Schedule 4.10.4 Bowman shall not have any liability to any party with respect to such matter or plan.

4.11 Employment-Related Matters; Compliance with Laws.

4.11.1 The Company has heretofore delivered to Bowman a list (the “Employee List”) dated as of April 8, 2022 containing the name of each employee of the Company and each such employee’s position, starting employment date, annual salary or hourly rate, date of most recent salary or hourly increase and whether the Company deems such Employee an Exempt Employee or a Non-Exempt Employee. To the Knowledge of the Company, the Employee List is correct and complete as of the date of the Employee List. The Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company. All salaries, wages, vacation pay, bonuses, commissions and other compensation due from the Company to the employees of the Company before the most recent Company payroll date as of the Closing Date have been paid.

4.11.2 Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, to the Knowledge of the Company, there are no past or present actions or activities by the Company, or any circumstances, conditions, events or incidents, with respect to its employment of any person that could reasonably form the basis of any employment related claim against the Company. The Company funds its payroll every other week. No third party has asserted any claim, or, to the Knowledge of the Company, has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company of any of the present officers or employees of, or consultants to, the Company contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

4.12 Environmental Compliance.

4.12.1 Environmental Laws. Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) the Company is in compliance with all applicable Environmental Laws in effect on the date hereof; (b) the Company has not received any written communication that alleges that the Company is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (c) to the Knowledge of the Company, there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws; (d) all material Permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are in full force and effect, to the Knowledge of the Company the Company is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by the Company for the conduct of the Business on the date hereof; and (e) the management, handling, storage, transportation, treatment, and disposal by the Company of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

4.12.2 Environmental Claims. There is no Environmental Claim pending or threatened in writing against or involving the Company or against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

4.12.3 No Basis for Claims. Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect there are no past or present actions or activities by the Company, or to the Knowledge of the Company, any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, that could reasonably form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company may have retained or assumed either contractually or by operation of law.

4.13 Leases and Compliance with Laws. Schedule 4.13 sets forth as of the date hereof all Office Leases by location, start date, end date of term (not including any unexercised extensions) and current monthly rent (including all taxes, insurance, maintenance and similar fees related thereto). The Company has provided Bowman with true, accurate and complete copies of the Office Leases and any operating or capital leases related to the Business, and the Company’s obligations under such leases shall be fully paid up to the Closing Date. The Office Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms. Except as set forth on Schedule 4.13, neither the Company nor, to the Knowledge of the Company, any other party to an Office Lease, has committed a material breach or default under any Office Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default, nor, to the Knowledge of the Company, are there any facts or circumstances that would reasonably indicate that the Company is likely to be in material breach or default thereunder. All leasehold improvements and fixtures, or parts thereof, used by the Company in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are insured with coverage that is usual and customary for similar properties and similar businesses or are required, pursuant to the terms of the Company Leases, to be insured by third parties. Other than pursuant to the Office Leases the Company is not the lessee under any lease of real property, and is not the owner of any real property.

4.14 Agreements, Contracts and Commitments.

4.14.1 Company Agreements. Company has supplied true and complete copies of all contracts, purchase orders, invoicing and payment history, project files and data for any ongoing projects with expected post-Closing revenue of Two Hundred Thousand Dollars ($200,000) or more, and as of the Closing Date such ongoing projects have not been “pre-billed” and the amount of remaining contracted fee to be invoiced accurately reflects the amount of work remaining to complete each project. Except as set forth on Schedule 4.14.1, no client contract with expected post-closing revenue of Two Hundred Thousand Dollars ($200,000) or more will treat the Transaction as a deemed assignment or otherwise require the consent of any third party for the Company to continue to perform on such contract following the Closing. The Company has provided to Bowman prior to Closing true and accurate copies of the following agreements to which the Company is a party:

(a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(b) any employment agreement with any present or former employee, officer, member or consultant where there remains after the date hereof obligations to be performed by the Company;

(c) any agreement for personal services or employment with a term of service or employment specified in the agreement or any agreement for personal services which extends beyond the Closing Date;

(d) any agreement of guarantee or indemnification in an amount that is material to the Company taken as a whole;

(e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of the Company to compete with any Person in any geographic area or to engage in any line of business;

(f) any lease other than the Office Leases or operating leases related to the Business under which the Company is lessee that involves, in the aggregate, payments of Fifty Thousand Dollars ($50,000) or more per annum or is material to the conduct of the business of the Company;

(g) any joint venture, teaming or profit-sharing agreement;

(h) any loan or credit agreements providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of Twenty-Five Thousand Dollars ($25,000) or more; and

(i) any agreement not described above that was not made in the Ordinary Course of Business and that is material to the financial condition, business, operations, assets, results of operations or prospects of the Company.

4.14.2 Validity. As of the date hereof and as of the Closing Date, all contracts, leases, instruments, licenses and other agreements required to be provided to Bowman pursuant to Section 4.14.1 above are valid and in full force and effect, the Company has not, nor, to the Knowledge of the Company, has any other party thereto, breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement, except for any breaches or defaults that, in the aggregate, would not be expected to have a Company Material Adverse Effect or have been cured or waived, and, as of the date hereof, the Company has not received any “notice to cure” or a similar notice from any Governmental Entity requesting performance under any contract, instrument or other agreement between the Company and such Governmental Entity. Except as set forth on Schedule 4.14.2, there have been no modifications or amendments to any of the Contracts set forth on Schedule 4.14.1.

4.15 Intellectual Property and Commercial Software

4.15.1 The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Company in which Company has an ownership interest, including: (a) Company’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”); (b) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”); (c) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”); (d) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and (e) all rights in internet web sites and internet domain names presently used by Company (collectively “Domain Names”). Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances (except for any non-exclusive licenses of intellectual property granted in the ordinary course of business or security interests granted in the ordinary course of business, as set forth on Schedule 4.15.1), and has the right to use without payment to a third party all of the Intellectual Property Assets, other than in respect of Commercial Software licenses listed in Schedule 4.15.2.

4.15.2 Schedule 4.15.2 sets forth as of the date hereof all Commercial Software except for off-the-shelf Commercial Software available on standard, non-negotiated terms for a one-time or annual fee (whichever is higher) of no more than $10,000. To the Knowledge of the Company, the Commercial Software has been acquired and used by the Company on the basis of and in accordance with a valid license from the manufacturer or the dealer authorized to distribute such Commercial Software. As of the date hereof, to the Knowledge of the Company, the Company is not in material breach of any of the terms and conditions of any such license and has not been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software, and the Company has paid licenses and renewals to all Commercial Software material to the business of the Company that resides on Company owned Computer Hardware.

4.16 Insurance Contracts

Schedule 4.16 hereto lists all contracts of insurance and indemnity in force at the date hereof with respect to the Company (the “Company Insurance Contracts”). As of the Closing Date, all of the Company Insurance Contracts are in full force and effect, with no default thereunder by the Company which could permit the insurer to deny payment of claims thereunder. The Company has not received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

4.17 Banking

No misrepresentation or omission of a material fact was made by Company or any Party Shareholder in connection with its application, administration or repayment of its Paycheck Protection Program loan. Schedule 4.17 hereto shows the names and locations of all banks and trust companies in which the Company or the Seller has accounts or safety deposit boxes and, with respect to each account or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

4.18 Investment Representations and Warranties

(a) The Stock Consideration is being obtained by Seller for its own account for investment purposes, and not with a view toward or for offer or resale in connection with any distribution thereof, or with any present intention of offering, distributing, or selling. The Seller acknowledges that the Stock Consideration has not been registered under the securities laws of any jurisdiction, including the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or any state securities laws, and agrees that the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless the Stock Consideration is registered under any such laws or unless an exemption from such registration is available under such laws.

(b) Seller (either alone or together with its advisors) (i) has had access to and continues to have access to information from Bowman concerning Bowman and the Sellers’ investment, (ii) has had the opportunity to discuss the business of Bowman with the management of Bowman, including the opportunity to ask questions of and receive answers from Bowman and (ii) has had the opportunity to obtain any and all additional information necessary to verify the accuracy of information that the Seller deems relevant to make an informed investment decision as to the acquisition of the Stock Consideration.

(c) Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Stock Consideration and is capable of bearing the economic risks of such investment. Seller is an Accredited Investor as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(d) The Seller agrees that the Stock Consideration shall bear the following restrictive legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT’), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS BOWMAN HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH APPLICABLE LAWS.”

Article 5

REPRESENTATIONS AND WARRANTIES OF PARTY SHAREHOLDERS WITH RESPECT TO THE SELLER

The Party Shareholders hereby jointly and severally make the following representations and warranties to Bowman with respect to the Seller:

5.1 Organization, Authority for Agreement; Enforceability.

The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite power to own, operate and lease its properties and to carry on its business as now being conducted. The Seller has no Subsidiaries other than the Company. The Seller has the requisite power and authority to enter into this Agreement and to consummate the Transaction contemplated hereby to the extent of its obligations hereunder. This Agreement has been approved by the Seller’s board of directors and shareholders as required by the Seller’s Governing Documents and applicable law, and the Person executing this document on behalf of the Seller has been validly authorized to do so. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction documents to be executed and delivered by the Seller will be duly executed and delivered by the Seller and will constitute valid and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.2 Compliance with Governing Documents

This Agreement will not violate any provision of the Seller’s Governing Documents.

5.3 Litigation and Investigations.

Except as set forth on Schedule 5.3 there is (a) no investigation by any Governmental Entity with respect to the Seller pending or threatened in writing, nor has any Governmental Entity indicated to the Seller in writing an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or threatened in writing against or involving the Seller, or any of its assets or properties, at law or in equity, that, if adversely determined, would have a Company Material Adverse Effect or would prevent or materially delay the consummation of the transactions contemplated hereby; and (c) there are no judgments, decrees, injunctions or Orders of any Governmental Entity or arbitrator outstanding against the Seller.

5.4 No Broker’s or Finder’s Fees

The Seller has not become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement which is, or could become, an obligation of Bowman.

5.5 Tax Matters.

The Seller is and has at all times since its formation been an S Corporation within the meaning of Sections 1361 and 1362 of the Code.

5.6 Employee Benefit Plans.

The Seller has not maintained and does not currently maintain any pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, including without limitation any plan subject to ERISA.

5.7 Employment-Related Matters.

The Seller has not had and at Closing will not have any employees.

5.8 Leases

The Seller is not a party to any lease of real or personal property, and is not the owner of any real property.

Article 6

REPRESENTATIONS AND WARRANTIES OF BOWMAN

Bowman represents and warrants to the Seller and Party Shareholders as follows:

6.1 Status of Bowman; Capitalization

Bowman is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. The authorized capitalization of Bowman consists of 30,000,000 authorized shares of common stock par value of $.01 per share, of which 12,547,049 are issued and outstanding as of March 2, 2022, and 5,000,000 authorized shares of preferred stock par value of $.01 per share, of which -0- are issued and outstanding as of March 2, 2022. Bowman as of the Closing Date shall be treated as a C corporation for U.S. federal income tax purposes.

6.2 No Conflict.

Neither execution and delivery of this Agreement by Bowman, nor the performance by Bowman of its obligations hereunder, nor the consummation by Bowman of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the Governing Documents of Bowman, or (b) to the Knowledge of Bowman, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Bowman, or any of Bowman’s Subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Bowman or the consummation by Bowman of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Bowman Material Adverse Effect.

6.3 Authority for Agreement

Bowman has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder. The officers of the Company executing this document are validly authorized to do so.

6.4 Litigation and Investigations

Except as set forth on Schedule 6.4 there is (a) no investigation by any Governmental Entity with respect to Bowman pending or, to the Knowledge of the Bowman, threatened, nor has any Governmental Entity indicated to Bowman an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of the Bowman, threatened against or involving Bowman, or any of its assets or properties, at law or in equity, that, if adversely determined, would prevent or materially delay the consummation of the transactions contemplated hereby; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Bowman. There is no bankruptcy proceeding currently filed with Bowman as debtor or debtor in possession, and to the Knowledge of the Bowman none is contemplated or threatened.

6.5 No Broker’s or Finder’s Fees

Bowman has not become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement which is or could become an obligation of the Shareholders.

6.6 Bowman Financial Statements

The audited balance sheets and income statements of Bowman as of December 31, 2019, 2020, and 2021 are available at the Securities and Exchange Commission’s website (https://www.sec.gov/edgar/searchedgar/companysearch.html) using the ticker symbol “BWMN”. Collectively, the balance sheets and income statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Bowman Financial Statements” Each of the Bowman Financial Statements (including any related notes) fairly presents in all material respects the financial position and operations of Bowman as of its date, in each case (and except as noted therein) in accordance with GAAP, and in the case of the unaudited balance sheet and income statement for the period ended September 30, 2021, subject to year-end and audit adjustments.

6.7 SEC Filings.

Bowman has filed with, or furnished to, the Securities and Exchange Commission all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Bowman (collectively, together with any exhibits and schedules thereto and other information incorporated therein, “Bowman SEC Documents”).

As of its filing date (and as of the date of any amendment), each Bowman SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

6.8 Certain Tax Matters

Bowman has prepared and filed on a timely basis with all appropriate Governmental Entities all returns in respect of Taxes that it is required to file on or prior to the Closing, and has paid in full all Taxes due on or before Closing..

Article 7

ADDITIONAL AGREEMENTS

7.1 Intentionally Deleted.

7.2 Expenses.

As between the parties hereto, the Seller shall be responsible for the Company Transaction Expenses and Bowman shall be responsible for Bowman Transaction Expenses.

7.3 Indemnification

7.3.1 Indemnification for Bowman’s Benefit. Subject to the terms of this Section 7.3, Bowman and its directors, officers, employees, representatives, successor and assigns (collectively the “Bowman Indemnified Parties”) shall be entitled to payment and reimbursement from the Seller and the Party Shareholders (to the extent of the Party Shareholder’s respective Shareholder Pro Rata Share, as the case may be), for the full amount of Losses suffered, incurred or paid by any Bowman Indemnified Party: (i) by reason of, in whole or in part, the breach of this Agreement or any misrepresentation or inaccuracy in, or breach of, any representation or warranty by the Party Shareholders in this Agreement or any Exhibits or Schedules hereto or the certificates delivered by any of them pursuant to this Agreement; (ii) by reason of any Indebtedness or Company Transaction Expenses that are not paid or satisfied in full at or before the Closing; or (iii) by reason of any Taxes of a Pre-Closing Tax Period or Pre- Closing Straddle Period of Company, as allocated to the Pre-Closing Straddle Period under Section 8.6(c) (including any such Taxes arising out of, or relating to, any invalid Subchapter S election); provided, however, that Taxes subject to indemnification under this clause (iii) shall not include any Taxes (W) resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business, (X) any breach or default in performance by Bowman or its Affiliates of any representation or covenant in this Agreement relating to Taxes, (Y) to the extent such Taxes were the subject of withholding and were withheld by Bowman or (Z) to the extent that such Taxes were taken into account in the Working Capital calculation. For purposes hereof the Shareholder Pro Rata Share shall be each Party Shareholder’s relative percentage ownership vis a vis the Party Shareholder’s total percentage ownership in the Company as set forth on Schedule 3.4. All Losses of the Bowman Indemnified Parties shall be calculated net of (i) any Tax benefits actually realized by Bowman or its Affiliates in connection with the incurrence of such Losses and (ii) any third-party insurance or indemnity, contribution or similar proceeds that have been actually recovered by Bowman or its Affiliates in connection with the facts giving rise to the right of indemnification (it being agreed that if such proceeds in respect of such facts is received or are recovered by Bowman or its Affiliates subsequent to the Seller and/or Party Shareholders’ making of an indemnification payment in satisfaction of its applicable indemnification obligation, the amount of such proceeds shall be promptly remitted to the Seller and/or Party Shareholders, as the case may be, to the extent such reduction of the Losses would have reduced the Seller and/or Party Shareholders’ indemnification obligations), and Bowman shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all applicable insurance covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. Seller shall not be liable to the Bowman Indemnified Parties for any punitive, exemplary, consequential, special, indirect or incidental Losses, diminution in value or lost profits or any Losses measured by lost profits or a multiple of earnings (or any other financial metric) suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from a breach of this Agreement, except to the extent payable to a Third-Party pursuant to a Third-Party Claim.

7.3.2 Indemnification for Seller’s Benefit. Subject to the terms of this Section 7.3, the Seller and its representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) shall be entitled to payment and reimbursement from Bowman for the full amount of Losses suffered, incurred or paid by any Seller Indemnified Party by reason of, in whole or in part, any misrepresentation or inaccuracy in, or breach of this Agreement or any representation, warranty or covenant made by Bowman in this Agreement or any Exhibits or Schedules hereto or the certificates delivered by Bowman pursuant to this Agreement. Bowman shall not be liable to the Seller Indemnified Parties for any punitive, exemplary, consequential, special, indirect or incidental Losses, diminution in value or lost profits or any Losses measured by lost profits or a multiple of earnings (or any other financial metric) suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from a breach of this Agreement, except to the extent payable to a Third-Party pursuant to a Third-Party Claim.

7.3.3 Right of Set-Off. Upon (i) mutual written agreement of the Shareholder Representative or (ii) a final Judgment, order or award of a court of competent jurisdiction or arbitrator, any amounts due to Bowman Indemnified Parties shall first be made by a set off the amount of any claim for indemnification or payment of Losses to which Bowman Indemnified Parties are entitled under this Agreement against any amounts payable by Bowman pursuant to the First Promissory Note and then to the Second Promissory Note. The Shareholder Representative warrants and represents that they have the right to accept any such proper set-off on behalf of Seller, each Party Shareholder and each Non-Party Shareholder. Thereafter, amounts for indemnification owed to Bowman Indemnified Parties shall be the obligation of Seller and each Party Shareholder (in the case of a Party Shareholder to the extent of his or her Shareholder Pro Rata Share of the obligation).

7.3.4 Limits on Indemnification. Notwithstanding anything to the contrary contained herein, except in the case of fraud, criminal activity, willful misconduct or breach of a Fundamental Representation and Warranty or covenant, (a) the Party Shareholders shall not be required to indemnify and hold harmless Bowman Indemnified Parties in the aggregate for Losses more than the Maximum Indemnity Amount; (b) the Party Shareholders shall not be required to indemnify and hold harmless Bowman Indemnified Parties in the aggregate for the first Losses until the Minimum Indemnity Amount has been met, provided that once the Minimum Indemnity Amount has been met, the indemnity obligation shall be the full amount of Losses in excess of the Minimum Indemnity Amount, but subject to the Maximum Indemnity Amount and the Maximum Fundamental Indemnity Amount, as the case may be and as provided in this Section 7.3; (c) Bowman shall not be required to indemnify and hold harmless the Party Shareholder Indemnified Parties in the aggregate for Losses more than the Maximum Indemnity Amount; or (d) Bowman shall not be required to indemnify and hold harmless the Party Shareholder Indemnified Parties in the aggregate for the Minimum Indemnity Amount, provided that once the Minimum Indemnity Amount has been met, the indemnity obligation shall be the full amount of Losses in excess of the Minimum Indemnity Amount, but subject to the Maximum Indemnity Amount and the Maximum Fundamental Indemnity Amount, as the case may be and as provided in this Section 7.3. Notwithstanding anything to the contrary contained herein, in the case of a breach of a Fundamental Representation and Warranty, (a) the Party Shareholders shall not be required to indemnify and hold harmless Bowman Indemnified Parties in the aggregate for Losses more than the Maximum Fundamental Indemnity Amount; and (b) Bowman shall not be required to indemnify and hold harmless the Party Shareholder Indemnified Parties in the aggregate for Losses more than the Maximum Fundamental Indemnity Amount.

7.3.5 Intentionally Deleted.

7.3.6 Claims for Indemnification. Upon obtaining knowledge of any facts, claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), the party seeking indemnification (the “Indemnified Party”) shall give timely written notice of such facts, claim or demand (“Notice of Claim”) to the party or parties from whom indemnification is sought (the “Indemnifying Party”). So long as the Notice of Claim is given by the Indemnified Party in the Claims Period specified in Section 7.3.8, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent that the Indemnifying Party has been prejudiced thereby.

7.3.7 Participation in Defense by Indemnifying Party; Effect of Investigation. In the event of a claim or demand asserted by a third party (a “Third Party Claim”), the Indemnifying Party, shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within ten (10) days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to participate in, but not control, the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

7.3.8 Claims Period. Any claim for indemnification under Section 7.3 must be asserted by written notice on or before the expiration of the applicable survival period for such claim, which survival periods are set forth in Article 10 of this Agreement.

7.3.9 Treatment for Tax Purposes. All indemnification payments pursuant to this Section 7.3 shall be treated as adjustments to the Purchase Price for all Tax purposes unless otherwise required by applicable Law.

7.3.10 Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement or any certificate delivered at the Closing shall be read without regard and without giving effect to any materiality qualifier contained in such representation or warranty which has the effect of making such representation and warranty less likely to be breached (as if such word or words were deleted from such representation and warranty).

7.3.11 No Right of Contribution. Neither the Seller nor Party Shareholders shall have any right of contribution against the Company with respect to any breach by Seller or such Party Shareholder of any of its, his or her representations, warranties, covenants or agreements.

7.3.12 Exclusive Remedy. Except for (i) claims seeking injunctive or similar relief available to a party hereunder, and (ii) claims based upon fraud from and after the Closing, the remedies provided in this Section 7.3 shall be the sole and exclusive remedies of the Parties (and all Indemnified Parties) with respect to the Merger, the covenants, agreements, representations and warranties entered into or made pursuant to this Agreement, and the transactions contemplated by this Agreement. Except for claims seeking equitable or injunctive relief, claims premised in fraud, and aside from the rights to indemnification contemplated by this Section 7.3 (which rights are subject to the limitations contained therein), Bowman hereby waive, on behalf of Bowman and the Bowman Indemnified Parties, any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from the Party Shareholders, or any of their respective stockholders, members, managers, interest holders, officers or agents, and hereby releases the Party Shareholders, and any of their respective stockholders, members, managers, interest holders, officers or agents from any claim, Losses, demand or liability, with respect to the covenants, agreements, representations and warranties entered into or made pursuant to this Agreement.

7.4 Public Disclosure

Except as otherwise required by law, any press release or other public disclosure of information regarding the proposed transaction (including the negotiations with respect to the Transaction and the terms and existence of this Agreement) shall be developed by Bowman, subject to the Company’s review.

7.5 Further Assurances

Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors, board of managers, and officers or representatives of any party, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each party to this Agreement are hereby directed and authorized to use their reasonable best efforts to effectuate all required action. Each party agrees to use its best reasonable efforts to effect the novation of each Material Contract that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by any Governmental Entity.

7.6 Reserved.

7.7 Employee Matters.

7.7.1 It is understood that none of the Company Plans are being merged or combined with any ERISA or other benefit plan of Bowman. The Company shall take such action as may be necessary to terminate the McMahon 401(k) Plan effective immediately before and contingent on the Closing. Subject to this Section 7.7, Bowman and the Party Shareholders shall be responsible for terminating all Company Plans other than the McMahon 401(k) Plan after Closing. All costs and fees in connection with the termination of the Company Plans shall be borne equally by Bowman and the Party Shareholders.

7.7.2 The employees of the Company who shall continue their employment with the Company following the Closing Date, are hereinafter referred to as the “Continuing Employees.” On and after the Closing Date, the Company shall maintain or cause to be maintained for each Continuing Employee (i) base cash compensation and bonus opportunities and (ii) employee benefits for the benefit of such Continuing Employee that, in the aggregate, are substantially comparable to the base cash compensation, bonus opportunities and employee benefits that are generally made available to other similarly situated employees of Bowman, provided that, in each case, subject to the service crediting provisions of Section 7.7.3, the Continuing Employee is eligible for such employee benefits under the terms and conditions of such plan, program or arrangement. Subject to the foregoing, and applicable Law, nothing herein is intended to limit the right of the Company to (i) terminate the employment of any Continuing Employee at any time in accordance with the terms and conditions of his or his employment, (ii) change or modify the terms and conditions of employment for any specific Continuing Employee, (iii) amend or terminate the terms of any Company Plan, or any employee benefit or compensation plan, program or arrangement in which Continuing Employees are eligible to participate, to the extent such amendment or termination is permitted by the terms of the applicable plan, program or arrangement, or (iv) determine the amount of any awards subject to the terms of any Company Plan or any employee benefit or compensation plan, program or arrangement maintained by Bowman.

7.7.3 For all purposes (including purposes of eligibility, vesting and benefit accrual) under the employee benefit plans in which Continuing Employees are eligible to participate following the Closing Date, each such Continuing Employee shall be credited with his or her years of service with the Company and its predecessors before the Closing Date, to the same extent as such Continuing Employee was entitled before the Closing Date to credit for such service under any similar Company Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or the accrual of benefits under a defined benefit pension plan or retiree health plan.

7.7.4 Continuing Employees who satisfy the eligibility conditions of the Bowman 401(k) Plan shall be eligible to participate in the Bowman 401(k) Plan as soon as reasonably practicable following the Closing, but in no event later than the first day of the month coincident with or next following the forty-fifth (45th) day after the Closing (the “Eligibility Date”). The Bowman 401(k) Plan shall provide for the acceptance of rollover contributions from the McMahon 401(k) Plan effective on and after the Eligibility Date. The accrued benefit of Continuing Employees that shall be eligible for rollover from the McMahon 401(k) Plan to the Bowman 401(k) Plan shall include any plan loan originated under the McMahon 401(k) Plan, and all such rolled over plan loans shall be administered under the Bowman 401(k) Plan.

7.7.5 The provisions of this Section 7.7 are for the sole benefit of the parties hereto and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies, with respect to the matters provided for in this Section 7.7 under or by reason of any provision of this Agreement.

Article 8

POST CLOSING UNDERTAKINGS AND OBLIGATIONS

In order to induce the Seller and the Party Shareholders to enter into this Agreement, Bowman covenants that it will fulfill and perform the undertakings and obligations set forth in this Article 8. Bowman acknowledges that the Seller and Party Shareholders are relying on Bowman’s affirmative undertakings in entering into this Agreement. In order to induce Bowman to enter into this Agreement, the Seller and Party Shareholders covenant that they will fulfill and perform the undertakings and obligations set forth in this Article 8. The Seller and Party Shareholders acknowledge that Bowman is relying on the Seller and Party Shareholders affirmative undertakings in entering into this Agreement. The undertakings and obligations of this Article 8 shall expressly survive Closing.

8.1 Payment of Accrued Assumed PTO.

The Accrued Assumed PTO for Company exempt employees retained by Bowman shall be paid to such exempt employees by Bowman bi-weekly in accordance with the employment letter provided to each such exempt employee on or prior to Closing. After the Closing Date exempt employees retained by Bowman or the Company will be subject to Bowman’s individual leave policy whereby leave for sickness, vacation and holidays is approved based upon factors which do not include any accrued leave balance. Non-Exempt Company employees retained by Bowman or the Company will accrue leave post-Closing pursuant to Bowman’s stated policy, as the same may be changed from time to time.

8.2 Long-Term Care Insurance Policies. Attached hereto as Schedule 8.2 is a list of long term care insurance policies owned by the Company for the benefit of certain persons who are current or retired principals of the Company, and spouses of such current or retired principals in some instances. From and after the Closing Date, Bowman agrees to pay the premiums on each such policy for the lifetime of each such current or retired principal of the Company, and spouses of such current or retired principal in some instances, (i) so long as such current principal is an employee of Bowman or (ii) in the case of a current principal who has retired, such current principal has not performed services for any competitor of Bowman or otherwise violated the non-competition, non-solicitation or non-disclosure provisions of his or her written employment letter or other agreement with Bowman or the Company. For purposes of this Section 8 a current principal shall be “retired” if the principal terminates his or her employment other than by Bowman or the Company for Cause or by the principal without Good Reason, and provided that the principal (i) gave at least three-months prior written notification to Bowman of intention to terminate employment, (ii) attained the age of 60, and (iii) has combined years of age and years of service with Bowman or the Company of seventy (70) or more.

8.3 Life Insurance Policies. Attached hereto as Schedule 8.3 is a list of life insurance policies owned by the Company on the lives of certain shareholders of Seller. From and after the Closing Date Bowman agrees to pay the premiums on each such policy for the remainder of the level term of each policy listed on Schedule 8.3. Bowman shall have no obligation to pay premiums on any life insurance policy on the life of a shareholder of Seller unless listed on Schedule 8.3.

8.4 Health Insurance Benefits for Certain Persons. Attached hereto as Schedule 8.4 is a list of current and former members of the Board of Directors of the Company and their respective spouses for whom the Company has agreed to pay for premiums for Medicare and Medicare supplement health insurance plan for such Company Board member and spouse, inclusive of medical, dental, prescription and vision care. From and after the Closing Date Bowman agrees to pay the premiums on each such Medicare and Medicare supplement health insurance plan, or a plan substantially similar thereto taking into account then current applicable law and available plans for such Board Member and their spouse’s lifetime, (i) so long as such current Board Member is an employee of Bowman or (ii) in the case of a current Board Member who has retired, such current Board Member has not performed services for any competitor of Bowman or otherwise violated the non-competition, non-solicitation or non-disclosure provisions of his or her written employment letter or other agreement with Bowman or the Company.

8.5 Non-Qualified Deferred Compensation. The Company is obligated to pay non- qualified deferred compensation benefits to Joseph McMahon and Joseph DeSantis as described on Schedule 8.5. From and after the Closing Date, Bowman agrees to pay the unpaid non- qualified deferred compensation benefits described on Schedule 8.5.

8.6 Tax Matters.

(a) Shareholder Representative shall prepare and file, or cause to be prepared and filed, the U.S. federal income Tax Form 1120S and all comparable state and local income Tax Returns of the Seller or the Company for the Pre-Closing Tax Period that are filed after the Closing Date (including for the Company as it existed prior to the F Reorganization for U.S. federal income Tax purposes) (“Company S Corporation Tax Returns”). As part of the F Reorganization, the Seller and the Company (as it existed prior to the F Reorganization for U.S. federal income Tax purposes) are considered to be the same S corporation taxpayer, and the Company (as it exists after the F Reorganization) is considered a disregarded entity for U.S. federal income tax purposes. Therefore, the Company’s 2022 income, gain, loss and deduction through the Closing Date shall be reported on the U.S. federal income Tax Form 1120S and all comparable state and local income Tax Returns of the Seller for the Tax year ending on the Closing Date (the “Seller S Corporation Tax Returns”). The Seller S Corporation Tax Returns shall include the Tax deductions associated with payment of the Company Transaction

Expenses to the extent allowable under applicable law. If requested by Bowman, Shareholder Representative shall allow Bowman Representative to review and comment on each such Company S Corporation Tax Return or Seller S Corporation prepared or caused to be prepared by Shareholder Representative (to the extent such Tax Return could affect any obligation of Bowman) at Bowman’s sole cost and expense. Shareholder Representative shall consider in good faith all reasonable comments of Bowman with respect to such income Tax Returns prior to filing.

(b) Bowman will prepare or cause to be prepared and file or cause to be filed any and all Tax Returns of the the Company for Pre-Closing Tax Periods other than Company S Corporation Tax Returns or the Seller S Corporation Tax Returns governed by Section 8.7(a), and all Tax Returns of the the Company for Straddle Periods, and such Tax Returns will be prepared (i) in accordance with applicable Law and (ii) consistent with the past practices of the Company except as otherwise required by applicable Law. If the filing of such Tax Return could result in a Tax liability of a Party Shareholder or Non-Party Shareholder or an indemnification obligation of a Party Shareholder or Non- Party Shareholder, Bowman will provide such Tax Returns to the Shareholder Representative for review and consent at least thirty (30) days prior to their filing due date (including extensions), or as soon as is reasonably practicable in the case of a Tax Return that is due less than 30 days after the signing of this Agreement, and will make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representative.

(c) Bowman shall be responsible for all Taxes of Company for any Tax period that begins after the Closing Date (a “Post-Closing Tax Period”) and for its portion (as determined below) of all Taxes of Company for any Straddle Period. With respect to any Straddle Period, the Taxes attributable to such Straddle Period shall be apportioned between the period of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of the Party Shareholders, and the period of the Straddle Period that begins on the Closing Date and ends on the last day of the Straddle Period (“Post-

Closing Straddle Period”), which portion shall be the responsibility of Bowman. The portion of the Tax allocated to the Pre-Closing Straddle Period shall (a) in the case of any ad valorem or similar property Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period; and (b) in the case of any other Taxes, be deemed equal to the amount that would be payable if the relevant Taxable period ended on the Closing Date. The portion of the Tax allocated to the Post-Closing Straddle Period shall equal the balance of the Tax attributable to the Straddle Period. Bowman and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return or claim for refund and any audit, litigation or other proceeding with respect to Company’s Taxes. Upon request, Bowman and Seller shall provide each other with the information that either party is required to report pursuant to the Code

(d) The Seller shall use commercially reasonable efforts to make certain equalizing distributions to the Company’s current and prior shareholders as may be necessary to prevent prior distributions from being deemed disproportionate distributions (the “Equalizing Distributions”). The Seller shall use commercially reasonable efforts to cause the Equalizing Distributions to be made prior to Closing, but in no event later than one hundred twenty (120) days after the Closing Date. The amount and expense of calculating the Equalizing Distributions shall be borne by Seller. Seller has provided Bowman with the calculation of such Equalizing Distributions for review and consent and Bowman has acknowledged and agreed to such calculation.

(e) For periods following the Closing Date, Bowman shall promptly notify the Shareholder Representative in writing of any proposed assessment or the commencement of any dispute involving a Governmental Entity with respect to Taxes or a Tax Return of the Company (a “Tax Matter”) or any demand or claim on Bowman, or the Company that could be grounds for indemnification by the Seller or Party Shareholders or the Non- Party Shareholders under this Agreement or would have the potential to cause any increase in the Taxes of the Seller, the Company or the Party Shareholders or the Non- Party Shareholders for a Pre-Closing Tax Period or Pre-Closing Straddle Period. The Shareholder Representative, at its sole expense, shall have the sole right to control the defense, compromise or other resolution of the Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; except that Shareholder Representative shall not enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Bowman or its Affiliates for any period ending after the Closing Date without the prior written consent of Bowman, which consent shall not be unreasonably withheld or delayed. Shareholder Representative shall keep Bowman fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Shareholder Representative shall, in good faith, allow Bowman, at Bowman’s own expense, to participate in the conduct of or positions taken in any such proceeding. Bowman and Shareholder Representative agree to cooperate in the defense against or compromise of any claim in any Tax Matter. Bowman, its Affiliates and the Company shall execute and deliver to the Shareholder Representative such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

(f) After the Closing, the parties shall promptly make available or cause to be made available to the other, as reasonably requested, and to any Governmental Entity, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Company, Seller or the Shareholders for all periods before or including the Closing Date and shall preserve all such information, records and documents until thirty (30) days after the expiration of any applicable statute of limitations (and, to the extent notified by the other party, any extensions thereof). Bowman and the Shareholder Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(g) Except as otherwise contemplated by this Agreement, neither Bowman nor any of its Affiliates shall engage in, or cause the Company to engage in, any transaction or event that is not in the ordinary course of business on the Closing Date that would reasonably be expected to result in any increased Tax liability of the Party Shareholders or the Non-Party Shareholders, or for which Party Shareholders or the Non-Party Shareholders would be required to provide indemnification pursuant to this Agreement.

(h) Unless otherwise required by applicable law, neither Bowman nor any of its Affiliates shall, without prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, amend, or permit the Company (or Bowman, as the successor to the Seller) to amend, any Tax Return of the Company or the Seller for a Pre-Closing Tax Period, or enter or permit the Company (or Bowman, as the successor to the Seller) to enter into discussions regarding any voluntary disclosure involving Taxes of the Seller or the Company for any Pre- Closing Tax Period or Pre-Closing Straddle Period.

(i) Bowman covenants that without obtaining the prior written consent of the Shareholder Representative it will not, and will not cause or permit the Company, to (A) take any action on or after the Closing Date other than in the ordinary course of business or expressly permitted by this Agreement that could give rise to any Tax liability of Seller, the Party Shareholders or the Non-Party Shareholders or any indemnification obligation of Seller, the Party Shareholders or the Non-Party Shareholders hereunder, or

(B) make or change any material Tax election, amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case if such action could have the effect of increasing the Tax liability of Seller, the Party Shareholders or the Non-Party Shareholders or reducing any Tax asset of Seller or the Company with respect to any Pre Closing Tax Period or portion of a Straddle Period ending on the Closing Date. After the Closing Date, Bowman and the Company will not, without obtaining the written consent of the Shareholder Representative, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Seller or the Company for any Pre Closing Tax Period or any Straddle Period.

(j) Seller and Bowman acknowledge that the purchase and sale of the Company Shares pursuant to this Agreement is intended to be treated as an acquisition of assets for all U.S. federal income Tax purposes. The parties hereto shall report, act and file U.S. federal income Tax Returns in all respects and for all purposes consistent with the foregoing Tax treatment and no party shall take any position for U.S. federal income Tax purposes (whether in a Tax audit or other Tax proceeding, on a Tax Return, or otherwise) that is inconsistent with the foregoing treatment, in each case, unless required to do so by applicable Law.

(k) Within sixty (60) days of determining final resolution of the purchase price payable hereunder in accordance with Section 2.5, Bowman shall provide Seller a schedule allocating such purchase price and any other relevant items for all purposes (including Tax and financial reporting) among the assets of the Company, which shall be prepared in accordance with the methodologies set forth on Schedule 8.6(k) and Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation

Schedule”). If within thirty (30) days of receiving the Allocation Schedule, Seller has not objected, the Allocation Schedule shall be final and binding. If within thirty (30) days Seller objects to the Allocation Schedule, Seller and Bowman shall cooperate in good faith to resolve their differences, provided that if after thirty (30) days Seller and Bowman are unable to agree, the Parties shall follow the dispute resolution procedures set forth in Section 2.5 of this Agreement. Bowman, Seller and the Company shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule finalized in accordance with this Section 8.6(k) (the “Final Allocation Schedule”) and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Governmental Entity or otherwise, unless otherwise required by applicable Law. If the Final Allocation Schedule is disputed by any Governmental Entity, the Party receiving notice of such dispute will promptly notify the other Party concerning the existence and resolution of such dispute, and Seller and Bowman agree to use their commercially reasonable efforts to defend such Final Allocation Schedule in such dispute. Seller and Bowman shall update the Final Allocation from time to time to reflect any adjustment in the purchase price pursuant to this Agreement in a manner consistent with the manner in which the Final Allocation Schedule was prepared.

(l) All Transfer Taxes imposed by any taxing authority in connection with Bowman’s purchase of the Company Shares pursuant to this Agreement will be borne fifty percent (50%) by Seller and fifty percent (50%) by Bowman. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be prepared by Bowman at its own expense. The Parties and their Affiliates shall reasonably cooperate in connection with the filing of any such Tax Returns or other documentation, including joining in the execution of such Tax Returns, obtaining all available exemptions from Transfer Taxes and sharing with one another copies of such Tax Returns. If the Law requires that the Seller file a Tax Return in respect of Transfer Taxes, Bowman shall pay its share of any Transfer Taxes to Seller no later than three (3) Business Days prior to due date of any such Tax Return related to such Transfer Taxes.

(m) Seller shall be entitled to any Tax refunds or credits that are received by Bowman, the Company or any of their Affiliates attributable to Taxes paid by the Company, the Shareholders or Seller on or prior to the Closing Date. Bowman shall pay or cause to be paid over to the Seller any such refund or the amount of any such credit within five (5) Business Days after actual receipt of such refund (or credit in lieu of such refund) or actual realization of such credit against Taxes. After the Closing, Bowman shall cause the Company to continue to work in good faith and use commercially reasonable efforts to diligently prosecute any Tax refund claims in order to maximize and obtain any such Tax refunds or credits. Bowman shall request a refund (rather than a credit in lieu of such refund) with respect to all Pre-Closing Tax Periods and Straddle Periods ending on or prior to the Closing Date, to the extent permissible under applicable Law.

Article 9

CLOSING DELIVERABLES

9.1 Deliveries by the Party Shareholders and the Seller

At or prior to the Closing, the Party Shareholders and the Seller shall deliver or cause to be delivered to Bowman the following items:

9.1.1 original certificates representing the Company Shares, duly endorsed in blank or accompanied by original stock transfer powers duly executed in blank in form reasonably satisfactory to Bowman for transfer;

9.1.2 Company shall deliver a Certificate of Good Standing issued by the Pennsylvania Secretary of State not earlier than 30 days prior to the Closing Date and Seller shall deliver a Certificate of Good Standing issued by the Delaware Secretary of State not earlier than 30 days prior to the Closing Date;

9.1.3 a certificate, dated as of the Closing Date, duly executed by the secretary of the Seller, certifying as to (i) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of the Company and Seller in connection herewith, and (ii) the resolutions adopted by the board of directors and shareholders of the Company and Seller authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect;

9.1.4 All required third party consents or approvals, including, without limitation, the Company’s landlord, shall have been obtained by the Company and/or Seller and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party;

9.1.5 Each of and Joseph DeSantis, Casey Moore, Gary McNaughton, and Christopher Williams, shall have entered into written Employment Agreement and Non- Competition and Non-Disclosure Agreement with Bowman in the respective form attached as Exhibits F and G. Each Company employee listed on Schedule 9.1.5(a) shall have entered into the written Employment Letter and Non-Competition and Non-Disclosure Agreement in the respective forms acceptable to Seller and Bowman. Each Company employee listed on Schedule 9.1.5(b) shall have entered into the written Employment Letter and Non-Solicitation and Non- Disclosure Agreement in the respective forms acceptable to Seller and Bowman. Substantially all employees of Company offered post-Closing employment shall have accepted such employment offer and executed Bowman’s customary employment documents; and

9.1.6 The Seller shall have entered into the Subordination Agreement in the form attached hereto as Exhibit D and the Lock-Up Agreement in the form attached hereto as Exhibit B.

9.2 Deliveries by Bowman

At or prior to the Closing, Bowman shall deliver or cause to be delivered to the party Shareholders and the Seller the following items:

9.2.1 Bowman shall have tendered to the Shareholders the Merger Consideration pursuant to the provisions of Section 2.2 hereof;

9.2.2 countersignatures on behalf of the Company to the Employment Agreements and Non-Competition and Non-Disclosure Agreements referred to in Section 9.1.5 hereof;

9.2.3 a certificate, dated as of the Closing Date, duly executed by the secretary of Bowman, certifying as to (i) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Bowman in connection herewith, and (ii) the resolutions adopted by the board of directors of Bowman authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect;

9.2.4 duly executed copies of the Promissory Notes; and

9.2.5 Bowman shall have delivered its Certificate of Good Standing issued by the Delaware Secretary of State not earlier than 30 days prior to the Closing Date.

Article 10

SURVIVAL OF REPRESENTATIONS

10.1 The Party Shareholder Representations

All representations and warranties made by Seller and/or the Party Shareholders in this Agreement, or any certificate or other writing delivered by them pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Bowman and shall terminate on the date which is eighteen (18) months after the Closing Date (except that Bowman claims pending on such date shall continue until resolved).

10.2 Bowman’s Representations

All representations and warranties made by Bowman in this Agreement or any certificate or other writing delivered by Bowman or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the Seller and shall terminate on date which is eighteen (18) months after the Closing Date (except that Seller claims pending on such date shall continue until resolved).

Article 11

OTHER PROVISIONS

11.1 Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

To Bowman (and to the Company or after Closing):

Bowman Consulting Group Ltd.

12355 Sunrise Valley Drive; Suite 520

Reston, VA 20191

Attention: Robert A. Hickey, Chief Legal Officer

To the Seller or a Party Shareholder (or to the Company before Closing):

McMahon Associates, Inc.

425 Commerce Drive, Suite 200

Fort Washington PA 19034

Attention: Joseph DeSantis, President

with copies to:

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Attn: Alan Zeiger, Esq.

11.2 Entire Agreement

Unless otherwise herein specifically provided, this Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Letter of Intent. Each party hereto acknowledges that, in entering this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the parties contemplated by or referred to herein. This Agreement shall inure only to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding any other provisions to the contrary herein, except with respect to (i) such successors and assigns and (ii) the third party beneficiaries under Sections 8.1, 8.2, 8.3, 8.4 and 8.5 (who, for the avoidance of doubt shall be able to enforce the terms of such provisions as if they were a party to this Agreement), this Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto.

11.3 Assignability

This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto; provided, however, that after the Closing, the Shareholders shall be able to liquidate Seller and assign this Agreement to the Shareholders.

11.4 Validity

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

11.5 Specific Performance

The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

11.6 Governing Law

This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by the laws of the State of Delaware, without giving effect to conflict-of-laws principles that might require the application of the laws of any other jurisdiction.. Each of the parties agree to the personal jurisdiction and venue of the state and federal courts in Wilmington, Delaware as may be necessary for any party hereto to enforce any of its rights in this Agreement.

11.7 Custody of Company Corporate Records.

Bowman shall not destroy any minute books, stock records and corporate seals of the Company before the fourth (4th) anniversary of the Closing and only after giving of sixty (60) days prior notice to Shareholder Representative of its intention to do so; provided, however, that Shareholder Representative shall have access to such books and records, from time to time, as is reasonably necessary after Closing during regular business hours and upon reasonable notice.

11.8 Counterparts

This Agreement may be executed in one or more counterparts, including via .PDF or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Article 12

SHAREHOLDER REPRESENTATIVE

12.1 Appointment of Shareholder Representative; Authority to Act.

Each of the Party Shareholders hereby appoint Joseph DeSantis, Casey Moore and Gary McNaughton, collectively, as the Shareholder Representative effective immediately subsequent to Closing (such person and any successor being the “Shareholder Representative”). The Shareholder Representative shall act as agent and attorney-in-fact for and on behalf of the Shareholders, and shall be authorized to act on behalf of the Shareholders and to take any and all actions required or permitted to be taken by the Shareholders or the Shareholder Representative under this Agreement and any other document referred to herein, including any actions with respect to (i) any consideration adjustments contemplated in this Agreement; (ii) claims for indemnification pursuant to this Agreement; (iii) to give and accept communications and notices on behalf of the Shareholders; (iv) to receive service of process on behalf of the Shareholders in connection with any claims under this Agreement; (v) to perform all of the obligations of the Shareholder Representative under this Agreement; and (vi) all other actions necessary or appropriate in the good faith judgment of the Shareholder Representative. Bowman shall be entitled to rely on all actions, statements, representations and decisions of the Shareholder Representative, without any duty to inquire whether the action, statement, representation and decision was authorized or validly made or taken.

12.2 Actions Taken by Shareholder Representative.

The Shareholders shall be bound by all actions or inactions taken by the Shareholder Representative in his, her or its capacity thereof. The Shareholder Representative shall promptly, and in any event within five (5) Business Days, provide written notice to the Shareholders of any material action taken on behalf of them by the Shareholder Representative pursuant to the authority delegated to the Shareholder Representative under this Article 12. The Shareholder Representative shall at all times act in his capacity as the Shareholder Representative in a manner that the Shareholder Representative reasonably believes to be in the best interest of the Shareholders. The Shareholder Representative may consult with legal counsel, independent public accountants and other experts selected by it, the reasonable fees and expenses of which advisors shall be paid by the Shareholders.

12.3 Tax Disclosure Authorization.

Notwithstanding anything herein to the contrary, the parties (and each Affiliate and Person action on behalf of any party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in regulations promulgated under Code Section 6011) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure many not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement (with or without conditions) to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties have duly executed this Agreement and Plan of Merger under seal as of the date first above written.

Bowman Consulting Group Ltd.

By:	/s/ Gary Bowman
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

McMahon Associates, Inc.

By:	/s/ Joseph J. DeSantis
Name: Joseph J. DeSantis Title: President

McMahon Associates Holdings, Inc.

By:	/s/ Joseph J. DeSantis
Name: Joseph J. DeSantis Title: President

/s/ Joseph DeSantis
Joseph DeSantis

/s/ Casey Moore
Casey Moore

/s/ Gary McNaughton
Gary McNaughton

/s/ Christopher Williams
Christopher Williams

/s/ Maureen Chlebek
Maureen Chlebek

[Signature Page to Stock Purchase Agreement]

EXHIBIT C-1

First Promissory Note

(See Attached)

SUBORDINATED PROMISSORY NOTE

$3,000,000.00	May 4, 2022
Reston, Virginia

FOR VALUE RECEIVED, BOWMAN CONSULTING GROUP LTD., a Delaware corporation (the “Maker”), promises to pay to the order of McMAHON ASSOCIATES HOLDINGS, INC., a Delaware corporation, and its permitted assigns ( the “Payee”), at such place or places as the Payee may from time to time designate in writing, the principal sum of Three Million and no/I 00 Dollars ($3,000,000.00), subject to upward or downward adjustment as set forth in Section 3 below (the “Principal Amount”), together with interest on the unpaid balance of the Principal Amount on the terms and conditions set forth in this Subordinated Promissory Note (the “Note”).

1. Interest. Interest on the outstanding balance of the Principal Amount shall accrue prior to the Maturity Date (defined in Section 2 of this Note) at a fixed rate of Three and 50/100 percent (3.50%) per annum.

2. Maturity and Payment Schedule. The Principal Amount shall be paid in twelve (12) equal amortized quarterly installments of principal and interest, the first installment of which shall be paid on August 4, 2022, and on the same day of each 3-month period thereafter, and the final installment of all unpaid Principal and interest thereon, unless sooner paid, shall be dne and payable on May 4, 2025 (the “Maturity Date”).

3. Potential Principal Amount Adjustment and Right of Set-off. This Note is the First Promissory Note referred to in the Stock Purchase Agreement dated May 4, 2022 (the “Stock Purchase Agreement”), by and among the Maker, McMahon Associates, Inc., McMahon Associates Holdings, Inc. and the following shareholders of McMahon Associates Holdings, Inc.; Joseph DeSantis, Casey Moore, Gary McNaughton, Christopher Williams, and Maureen Chlebek (individually a “Party Shareholder” and collectively the “Party Shareholders”). This Note may be assigned as pennitted by and subject to any limitations contained in the Stock Purchase Agreement. The outstanding Principal Amount of the Note is subject to addition, reduction and offset pursuant to the terms ofthe Stock Purchase Agreement, including Sections 2.3 and 7.3 thereof. With respect to the potential adjustments provided for in Section 2.3 of the Stock Purchase Agreement, they shall be made effective on the first anniversary of this Note and the remaining eight (8) payments shall be re-amortized accordingly.

4. Subordination Agreement. This Note also is the Promissory Note referred to in the Subordination Agreement between the Maker and Payee in favor of Bank of America, N.A., dated of even date herewith (the “Subordination Agreement”), and all rights hereunder, including without rights to payment and the exercise of any remedies, are subject to the provisions of the Subordination Agreement. In the event that this Note and the Subordination Agreement conflict, the tenns of the Subordination Agreement shall control. Notwithstanding anything herein to the contrary, the Maker shall have no obligation to make any payment hereunder if such payment is not pennitted under the tenns of the Subordination Agreement. In the event that the senior debt referenced in the Subordination Agreement is refinanced in full, the Payee agrees at the request of such refinancing party to enter into a subordination agreement on tenns substantially the same as those contained in the Subordination Agreement with respect to amounts first becoming due after such date.

5. Payments. All payments on account of this Note shall be paid in lawful money of the United States of America in immediately available funds at the address of Payee, as set forth below or at such other place as shall be designated from time to time, or at any time, by the Payee in writing to the Maker. If payment on this Note is stated to be due on a day that is not a Business Day (as defined below), such payment will instead be made on the next Business Day, and such extension oftime will be included in the computation of interest payable on this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the Commonwealth of Virginia or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close. Any payment not made by the Business Day due date for such payment, shall, if not paid within three (3) Business Days after such due date, be subject to a 5% percent late charge which late charge shall be immediately due and payable. This Note is unsecured and non-negotiable.

6. Prepayments. Subject to the tenns of the Subordination Agreement, this Note may be prepaid in whole or in part without premium or penalty at any time. Prepayments shall be applied first to outstanding enforcement costs, if any, then to accrued but unpaid interest, and then to principal.

7. Default and Acceleration. The entire unpaid Principal Amount outstanding under this Note and accrued interest thereon shall become immediately due and payable, and the Payee shall have all of the rights, powers and remedies available under the tenns of this Note and applicable law, following the occurrence of any of the following “Events of Default”:

(a) Except as otherwise pennitted under Section 3 of this Note, Maker fails to pay any amount (whether interest, principal or other amount) when due under this Note and such failure continues unremedied for five (5) Business Days;

(b) Should a custodian be appointed for or take possession of the assets of Maker, or should Maker either voluntarily or involuntarily become a debtor under the United States Bankruptcy Code, or should the Maker make an assigmnent for the benefit of creditors;

(c) If Maker (i) is dissolved or its affairs wound up; or (ii) defaults on any loan or agreement with another creditor, if Payee believes the default may materially affect Maker’s ability to pay this Note; or

(d) If Maker either (A) is sold, (B) sells, transfers or conveys all or substantially all of its assets or (C) reorganizes, merges, consolidates, or otherwise undergoes a change in control.

Payee may not allege an Event of Default under this Note by reason of Maker exercising its right of set-off under Section 3 of this Note due to Payee being in breach of the obligation to indemnify Maker pursuant to section 7.3 of the Stock Purchase Agreement, except to the extent that the amount of the installment payment on this Note which is then due by Maker exceeds the amount of the Loss (as defined in the Stock Purchase Agreement) owed to Maker by Payee. If the amount of the installment payment on this Note which is then due exceeds the amount of the Loss, then Maker may exercise its right of set-off to the extent of the Loss and pay to Payee the remaining balance of the installment payment on this Note that is then due.

8. Limitation of Waivers by Payee. The failure of the Payee to exercise the option for acceleration of maturity following any Event of Default or to exercise any other option granted to it hereunder in any one or more instance, or the acceptance by the Payee of partial payments or partial perfonnance shall not constitute a waiver of any such Event of Default, but such options shall remain continuously in force. Acceleration of maturity, once claimed hereunder by the Payee, may, at the Payee’s option, be rescinded by written acknowledgement to that effect, but the tender and acceptance of partial payment or partial perfonnance alone shall not in any way affect or rescind such acceleration of maturity.

9. Enforcement Costs. If this Note or any payment required hereunder is not paid when due, whether at maturity or otherwise, the Maker promises to pay all costs of collection and enforcement, including but not limited to, reasonable attorneys’ fees and costs and court costs (collectively, the “Enforcement Costs”).

10. Severability. If any tenn, covenant or condition of this Note or the application thereof to any person, entity or circumstance shall be invalid or unenforceable, the remainder of this Note or the application of such tenn, covenant or condition to persons, entities or circumstances other than those to which it is held to be invalid or unenforceable shall not be affected thereby, and each term shall be valid and enforceable to the fullest extent permitted by law.

11. Governing Law, Successors and Assigns. The validity, construction, and interpretation of this Note shall be governed by the laws of the Commonwealth of Virginia without giving effect to the conflict oflaw principles thereof. The parties agree that exclusive venue shall be in the Circuit Court of Fairfax County, Virginia and the United States District Court for the Eastern District of Virginia, Alexandria Division. This Note will be binding upon the parties and their respective successors and pennitted assigns. None of the terms or provisions of this Note may be waived, altered, modified or amended except in writing duly signed for and on behalf of Maker and Payee. Neither party may assign its rights or obligations under this Note without the express written consent of the other party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

To Maker:

Bowman Consulting Group Ltd.

12355 Sunrise Valley Drive; Suite 520

Reston, VA 20191

Attention: Robert A. Hickey, Chief Legal Officer

To Payee:

McMahon Associates Holdings, Inc.

425 Commerce Drive, Suite 200

FortWashingtonPA 19034

Attn: Joseph DeSantis/Casey Moore/Gary McNaughton

with copies to:

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Attention: Alan Zeiger, Esq.

BY ITS ACCEPTANCE OF THIS NOTE, PAYEE AND ANY SUBSEQUENT HOLDER HEREOF AGREES THAT REPAYMENT OF THIS NOTE AND ALL RIGHTS AND REMEDIES HEREUNDER ARE SUBORDINATED PURSUANT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED EFFECTIVE AS OF MAY 4, 2022 BETWEEN THE PAYEE AND THE MAKER IN FAVOR OF BANK OF AMERICA, N.A.

[Signature Page Follows]

Each party may, by notice given hereunder, designate any further or different address or addresses to which notices and other communications are to be sent

MAKER:

Bowman Consulting Group, Ltd.

By:
Name:
Title:

EXHIBIT C-2

Second Promissory Note

(See Attached)

SUBORDINATED PROMISSORY NOTE

$397,317.00	May 4, 2022
Reston, Virginia

FOR VALUE RECEIVED, BOWMAN CONSULTING GROUP LTD., a Delaware corporation (the “Maker”), promises to pay to the order of McMAHON ASSOCIATES HOLDINGS, INC., a Delaware corporation, and its permitted assigns ( the “Payee”), at such place or places as the Payee may from time to time designate in writing, the principal sum of Three Hundred Ninety-Seven Thousand Three Hundred Seventeen and no/I 00 Dollars ($397,317.00), subject to upward or downward adjustment as set forth in Section 3 below (the “Principal Amount”), together with interest on the unpaid balance of the Principal Amount on the tenns and conditions set forth in this Subordinated Promissory Note (the “Note”).

1. Interest. Interest on the outstanding balance of the Principal Amount shall accrue prior to the Maturity Date (defined in Section 2 of this Note) at a fixed rate of Three and 50/100 percent (3.50%) per annum.

2. Maturity and Payment Schedule. The Principal Amount shall be paid in one installment of principal and interest due and payable on March 15, 2023 (the “Maturity Date”).

3. Potential Principal Amount Adjustment and Right of Set-off. This Note is the Second Promissory Note referred to in the Stock Purchase Agreement dated May 4, 2022 (the “Stock Purchase Agreement”), by and among the Maker, McMahon Associates, Inc., McMahon Associates Holdings, Inc. and the following shareholders of McMahon Associates Holdings, Inc.; Joseph DeSantis, Casey Moore, Gary McNaughton, Christopher Williams, and Maureen Chlebek (individually a “Party Shareholder” and collectively the “Party Shareholders”). This Note may be assigned as pennitted by and subject to any limitations contained in the Stock Purchase Agreement. The outstanding Principal Amount of the Note is subject to addition, reduction and offset pursuant to the tenns of the Stock Purchase Agreement, including Sections 2.6 and 7.3 thereof.

4. Subordination Agreement. This Note also is the Promissory Note referred to in the Subordination Agreement between the Maker and Payee in favor of Bank of America, N.A., dated of even date herewith (the “Subordination Agreement”), and all rights hereunder, including without rights to payment and the exercise of any remedies, are subject to the provisions of the Subordination Agreement. In the event that this Note and the Subordination Agreement conflict, the terms of the Subordination Agreement shall control. Notwithstanding anything herein to the contrary, the Maker shall have no obligation to make any payment hereunder if such payment is not permitted under the terms of the Subordination Agreement. In the event that the senior debt referenced in the Subordination Agreement is refinanced in full, the Payee agrees at the request of such refinancing party to enter into a subordination agreement on tenns substantially the same as those contained in the Subordination Agreement with respect to amounts first becoming due after such date.

S. Payments. All payments on account of this Note shall be paid in lawful money of the United States of America in immediately available funds at the address of Payee, as set forth below or at such other place as shall be designated from time to time, or at any time, by the Payee in writing to the Maker. If payment on this Note is stated to be due on a day that is not a Business Day (as defined below), such payment will instead be made on the next Business Day, and such extension of time will be included in the computation of interest payable on this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the Commonwealth of Virginia or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close. Any payment not made by the Business Day due date for such payment, shall, if not paid within three (3) Business Days after such due date, be subject to a 5% percent late charge which late charge shall be immediately due and payable. This Note is unsecured and non-negotiable.

6. Prepayments. Subject to the tenns of the Subordination Agreement, this Note may be prepaid in whole or in part without premium or penalty at any time. Prepayments shall be applied first to outstanding enforcement costs, if any, then to accrued but unpaid interest, and then to principal.

7. Default and Acceleration. The entire unpaid Principal Amount outstanding under this Note and accrued interest thereon shall become immediately due and payable, and the Payee shall have all of the rights, powers and remedies available under the tenns of this Note and applicable law, following the occurrence of any of the following “Events of Default”:

(a) Except as otherwise pennitted under Section 3 of this Note, Maker fails to pay any amount (whether interest, principal or other amount) when due under this Note and such failure continues unremedied for five (5) Business Days;

(b) Should a custodian be appointed for or take possession of the assets of Maker, or should Maker either voluntarily or involuntarily become a debtor under the United States Bankruptcy Code, or should the Maker make an assignment for the benefit of creditors;

(c) If Maker (i) is dissolved or its affairs wound up; or (ii) defaults on any loan or agreement with another creditor, if Payee believes the default may materially affect Maker’s ability to pay this Note; or

(d) If Maker either (A) is sold, (B) sells, transfers or conveys all or substantially all of its assets or (C) reorganizes, merges, consolidates, or otherwise undergoes a change in control.

Payee may not allege an Event of Default under this Note by reason of Maker exercising its right of set-off under Section 3 of this Note due to Payee being in breach of the obligation to indemnify Maker pursuant to section 7.3 of the Stock Purchase Agreement, except to the extent that the amount of the installment payment on this Note which is then due by Maker exceeds the amount of the Loss (as defined in the Stock Purchase Agreement) owed to Maker by Payee. If the amount of the installment payment on this Note which is then due exceeds the amount of the Loss, then Maker may exercise its right of set-off to the extent of the Loss and pay to Payee the remaining balance of the installment payment on this Note that is then due.

8. Limitation of Waivers by Payee. The failure of the Payee to exercise the option for acceleration of maturity following any Event of Default or to exercise any other option granted to it hereunder in any one or more instance, or the acceptance by the Payee of partial payments or partial performance shall not constitute a waiver of any such Event of Default, but such options shall remain continuously in force. Acceleration of maturity, once claimed hereunder by the Payee, may, at the Payee’s option, be rescinded by written acknowledgement to that effect, but the tender and acceptance of partial payment or partial performance alone shall not in any way affect or rescind such acceleration of maturity.

9. Enforcement Costs. If this Note or any payment required hereunder is not paid when due, whether at maturity or otherwise, the Maker promises to pay all costs of collection and enforcement, including but not limited to, reasonable attorneys’ fees and costs and court costs (collectively, the “Enforcement Costs”).

10. Severability. If any tenn, covenant or condition of this Note or the application thereof to any person, entity or circumstance shall be invalid or unenforceable, the remainder of this Note or the application of such tenn, covenant or condition to persons, entities or circumstances other than those to which it is held to be invalid or unenforceable shall not be affected thereby, and each term shall be valid and enforceable to the fullest extent permitted by law.

11. Governing Law, Successors and Assigns. The validity, construction, and interpretation of this Note shall be governed by the laws of the Commonwealth of Virginia without giving effect to the conflict of law principles thereof. The parties agree that exclusive venue shall be in the Circuit Court of Fairfax County, Virginia and the United States District Court for the Eastern District of Virginia, Alexandria Division. This Note will be binding upon the parties and their respective successors and pennitted assigns. None of the terms or provisions of this Note may be waived, altered, modified or amended except in writing duly signed for and on behalf of Maker and Payee. Neither party may assign its rights or obligations under this Note without the express written consent of the other party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

To Maker:

Bowman Consulting Group Ltd.

12355 Sunrise Valley Drive; Suite 520

Reston, VA 20191

Attention: Robert A. Hickey, Chief Legal Officer

To Payee:

McMahon Associates Holdings, Inc.

425 Commerce Drive, Suite 200

FortWashingtonPA 19034

Attn: Joseph DeSantis/Casey Moore/Gary McNaughton

with copies to:

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Attention: Alan Zeiger, Esq.

BY ITS ACCEPTANCE OF THIS NOTE, PAYEE AND ANY SUBSEQUENT HOLDER HEREOF AGREES THAT REPAYMENT OF THIS NOTE AND ALL RIGHTS AND REMEDIES HEREUNDER ARE SUBORDINATED PURSUANT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED EFFECTIVE AS OF MAY 4, 2022 BETWEEN THE PAYEE AND THE MAKER IN FAVOR OF BANK OF AMERICA, N.A.

[Signature Page Follows]

Each party may, by notice given hereunder, designate any further or different address or addresses to which notices and other communications are to be sent

MAKER:

Bowman Consulting Group, Ltd.

By:
Name:
Title: